Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of August 23, 2006

As Amended and Restated on January 29, 2007

As Further Amended and Restated on May 23, 2007

among

TRAVELPORT LLC (F/K/A TRAVELPORT INC.),
as Borrower,

TRAVELPORT LIMITED (F/K/A TDS INVESTOR (BERMUDA) LTD.),
as Holdings

WALTONVILLE LIMITED,
as Intermediate Parent

UBS AG, STAMFORD BRANCH,
as Administrative Agent and L/C Issuer

UBS LOAN FINANCE LLC,
as Swing Line Lender

THE OTHER LENDERS PARTY HERETO,

CREDIT SUISSE SECURITIES (USA) LLC,
as Syndication Agent,

LEHMAN BROTHERS INC.,
J.P. MORGAN SECURITIES INC. and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Co-Documentation Agents,

UBS SECURITIES LLC and

CREDIT SUISSE SECURITIES (USA) LLC
as Co-Lead Arrangers,

and

UBS SECURITIES LLC,
CREDIT SUISSE SECURITIES (USA) LLC,
LEHMAN BROTHERS INC.,
J.P. MORGAN SECURITIES INC. and
GOLDMAN SACHS CREDIT PARTNERS L.P.
as Joint Bookrunners

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York  10005

i

SCHEDULES

1.01A	[Reserved]
1.01B	Certain Security Interests and Guarantees
1.01C	Unrestricted Subsidiaries
1.01D	Mandatory Cost
1.01E	Existing Letters of Credit
1.01F	[Reserved]
1.01G	Excluded Subsidiaries
2.01	Dollar Revolving Credit Commitment; Alternative Currency Revolving Credit Commitment; New Post-First Amendment and Restatement Synthetic L/C Commitment
2.01(a)	Delayed Draw Term Commitment
2.01(b)	Euro Term Commitment
2.03(a)(iii)(B)	Certain Letters of Credit
5.05	Certain Liabilities
5.09(b)	Environmental Matters
5.09(d)	Hazardous Materials
5.10	Taxes
5.11(a)	ERISA Compliance
5.12	Subsidiaries and Other Equity Investments
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.03(b)	Existing Indebtedness
7.04(f)	Permitted Subsidiary Fundamental Changes
7.05(k)	Dispositions
7.05(m)	Permitted Subsidiary Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

v

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Original Tranche B Dollar Term Note
C-2	Delayed Draw Term Note
C-3	Euro Term Note
C-4	Dollar Revolving Credit Note
C-5	Alternative Currency Revolving Credit Note
C-6	Post-First Amendment and Restatement Synthetic L/C Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G	Security Agreement
H	[Reserved]
I	Opinion Matters — Counsel to Loan Parties
J	Intellectual Property Security Agreement

CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 23, 2007, among TRAVELPORT LLC. (F/K/A TRAVELPORT INC.), a Delaware limited liability company (the “Borrower”), TRAVELPORT LIMITED (F/K/A TDS INVESTOR (BERMUDA) LTD.), a company incorporated under the laws of Bermuda (“Holdings”), WALTONVILLE LIMITED, a company incorporated under the laws of Gibraltar (“Intermediate Parent”),  UBS AG, Stamford Branch as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent, and LEHMAN BROTHERS INC., J.P. MORGAN SECURITIES INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Borrower, Holdings, Intermediate Parent, UBS AG, STAMFORD BRANCH, as Administrative Agent and an L/C Issuer, UBS LOAN FINANCE LLC, as Swing Line Lender,  CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent, and LEHMAN BROTHERS INC., CITICORP NORTH AMERICA, INC. and DEUTSCHE BANK AG NEW YORK BRANCH, as Co-Documentation Agents, and the lenders party thereto (the “Original Lenders”) have previously entered into a credit agreement, dated as of August 23, 2006 (the “Original Credit Agreement”) (which term shall, unless the context otherwise requires, include any amendment thereto prior to the Second Amendment and Restatement Effective Date (as defined below).

Pursuant to Amendment No. 1 (“Amendment No. 1”) to the Original Credit Agreement, dated as of August 31, 2006, the Original Credit Agreement was amended.

Pursuant to the Repricing Amendment Agreement dated as of January 29, 2007 among the Borrower, Holdings, Intermediate Parent, the Administrative Agent and certain Original Lenders (the “Repricing Amendment Agreement”), the Original Credit Agreement was amended and restated in its entirety (such amendment and restatement, the “First Amended and Restated Credit Agreement”).

The Borrower has requested that simultaneously with the consummation of the acquisition of all of the capital stock of Worldspan Technologies Inc. (“Worldspan”), from its existing shareholders (the “Worldspan Acquisition”), pursuant to a merger agreement dated as of December 7, 2006 (the “Worldspan Merger Agreement”) entered into in connection therewith, (a) the Delayed Draw Term Lenders extend credit to the Borrower in the form of Delayed Draw Term Loans in an initial aggregate amount not to exceed the Delayed Draw Term Commitments of the Delayed Draw Term Lenders, (b) the Dollar Revolving Credit Lenders increase the Dollar Revolving Credit Facility by an initial aggregate Dollar Amount of $25,000,000, (c) the New Post-First Amendment and Restatement Synthetic L/C Lenders extend the New Post-First Amendment and Restatement Synthetic L/C Facility in an initial aggregate Dollar Amount of $25,000,000, which New Facilities shall have substantially identical terms and conditions as the Original Facilities and (d) the Euro Term Lenders consent to the changes to the Applicable Rate for Euro Term Loans set forth herein.

The proceeds of the Delayed Draw Term Loans will be used to (i) finance the repayment of substantially all existing Indebtedness of Worldspan, including without limitation, the repayment in full of Worldspan Existing Credit Facilities, but excluding any Indebtedness set forth on Schedule 7.03(b), (ii) pay the consideration for the Worldspan Acquisition, and (iii) pay costs and expenses related to the Worldspan Transactions.  Additionally, the Worldspan PIK Notes will be cancelled.  The proceeds of Revolving Credit Loans made after the Worldspan Closing Date will be used for working capital and other general corporate purposes of Holdings and its Subsidiaries, including the financing of Permitted Acquisitions.  Swing Line Loans and Letters of Credit will be used for general corporate purposes of Holdings and its Subsidiaries.

The parties hereto wish to amend and restate the First Amended and Restated Credit Agreement in its entirety to (a) permit the Worldspan Acquisition and the other Worldspan Transactions, (b) provide for the Delayed Draw Term Loans, (c) provide for the increase in Revolving Credit Commitments, (d) provide for the increase in the Post-First Amendment and Restatement Synthetic L/C Commitments, (e) incorporate repricing provisions for the Euro Term Loans and (f) to make the other changes set forth herein.

The parties hereto intend that (i) all Loans, Letters of Credit or other Credit Extensions outstanding under the First Amended and Restated Credit Agreement (each as defined in the First Amended and Restated Credit Agreement) shall continue as Loans, Letters of Credit or other Credit Extensions, as applicable, under this Agreement, (ii) all amounts owing by the Borrower under the First Amended and Restated Credit Agreement to any Person in respect of accrued and unpaid interest and fees on the Loans, Commitments and Letters of Credit (each as defined in the First Amended and Restated Credit Agreement) shall continue to be due and owing on such Loans, Commitments and Letters of Credit under this Agreement and (iii) any Person entitled to the benefits of Article III or Section 10.05 of the First Amended and Restated Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01       Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business (determined as if references to Holdings, Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Acquired Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Acquired Entity or Business.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Act” has the meaning specified in Section 10.21.

“Additional Lender” has the meaning specified in Section 2.14(a).

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.19.

“Alternative Currency” means Sterling or Euros.

“Alternative Currency Revolving Credit Borrowing” means a borrowing consisting of simultaneous Alternative Currency Revolving Credit Loans of the same Type and having the same Interest Period made by each of the Alternative Currency Revolving Credit Lenders pursuant to Section 2.01(c).

“Alternative Currency Revolving Credit Commitment” means, as to each Alternative Currency Revolving Credit Lender, its obligation to (a) make Alternative Currency

Revolving Credit Loans to the Borrower pursuant to Section 2.01(c)(ii), (b) purchase participations in Alternative Currency Revolving L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, opposite such Lender’s name on Schedule 2.01 under the caption “Alternative Currency Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Dollar Amount of Alternative Currency Revolving Credit Commitments of all Alternative Currency Revolving Credit Lenders shall be $100,000,000 on the Second Amendment and Restatement Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Alternative Currency Revolving Credit Exposure” means, as to each Alternative Currency Revolving Credit Lender, the sum of the outstanding principal amount of such Alternative Currency Revolving Credit Lender’s Alternative Currency Revolving Credit Loans and its Pro Rata Share of the Alternative Currency Revolving L/C Obligations at such time.

“Alternative Currency Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Alternative Currency Revolving Credit Commitments at such time.

“Alternative Currency Revolving Credit Lender” means, at any time, any Lender that has an Alternative Currency Revolving Credit Commitment at such time.

“Alternative Currency Revolving Credit Loan” has the meaning specified in Section 2.01(c)(ii).

“Alternative Currency Revolving Credit Note” means a promissory note of the Borrower payable to any Alternative Currency Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-5 hereto, evidencing the aggregate Indebtedness of the Borrower to such Alternative Currency Revolving Credit Lender resulting from the Alternative Currency Revolving Credit Loans made by such Alternative Currency Revolving Credit Lender.

“Alternative Currency Revolving L/C Advance” means, with respect to each Alternative Currency Revolving Credit Lender, such Lender’s funding of its participation in any Alternative Currency Revolving L/C Borrowing in accordance with its Pro Rata Share.

“Alternative Currency Revolving L/C Borrowing” means an extension of credit resulting from a drawing under any Alternative Currency Revolving Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as an Alternative Currency Revolving Credit Borrowing.

“Alternative Currency Revolving L/C Credit Extension” means, with respect to any Alternative Currency Revolving Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Alternative Currency Revolving L/C Issuer” means UBS AG, Stamford Branch and any other Lender that becomes an Alternative Currency Revolving L/C Issuer in accordance with Section 2.03(j) or 10.07(j), in each case, in its capacity as an issuer of Alternative

Currency Revolving Letters of Credit hereunder, or any successor issuer of Alternative Currency Revolving Letters of Credit hereunder.

“Alternative Currency Revolving L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Alternative Currency Revolving Letters of Credit (whether or not such maximum amount is then in effect under any such Alternative Currency Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Alternative Currency Revolving Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Alternative Currency Revolving Letters of Credit, including all Alternative Currency Revolving L/C Borrowings.

“Alternative Currency Revolving Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Amendment No. 1” has the meaning specified in the preliminary statements hereto.

“Applicable Rate” means a percentage per annum equal to, with respect to Revolving Credit Loans, unused Revolving Credit Commitments, Revolving Letter of Credit fees, Tranche B Dollar Term Loans, Euro Term Loans and Post-First Amendment and Restatement Synthetic L/C facility fees, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) (or, until the first such Compliance Certificate is delivered hereunder, the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b) of the First Amended and Restated Credit Agreement):

Applicable Rate
Pricing Level	Total Leverage Ratio	Eurocurrency Rate for Revolving Credit Loans and Revolving Letter of Credit Fees	Base Rate for Revolving Credit Loans	Commitment Fee Rate	Post-First Amendment and Restatement Synthetic L/C Facility Fee	Eurocurrency Rate for Tranche B Dollar Term Loans and Euro Term Loans	Base Rate for Tranche B Dollar Term Loans
1	>4.5:1	2.75%	1.75%	0.50%	2.50%	2.50%	1.50%
2	<4.5:1 but >4.0:1	2.50%	1.50%	0.50%	2.25%	2.25%	1.25%
3	<4.0:1 but >3.5:1	2.25%	1.25%	0.50%	2.25%	2.25%	1.25%
4	<3.5:1 but >3.0:1	2.00%	1.00%	0.375%	2.25%	2.25%	1.25%
5	<3.0:1	1.75%	0.75%	0.375%	2.25%	2.25%	1.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that at the option of the Administrative Agent or the Required Lenders, the highest Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) (x) with respect to any Dollar Revolving Letters of Credit issued pursuant to Section 2.03(a), the Dollar Revolving Credit Lenders, (y) with respect to any Alternative Currency Revolving Letters of Credit issued pursuant to Section 2.03(a), the Alternative Currency Revolving Credit Lenders and (z) with respect to any Synthetic L/C Letters of Credit issued pursuant to Section 2.03(a), the Post-First Amendment and Restatement Synthetic L/C Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Dollar Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents”.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” means UBS Securities LLC and Credit Suisse Securities (USA) LLC, each in its capacity as a Joint Bookrunner and a Co-Lead Arranger under this Agreement.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the Original Closing Date Audited Financial Statements and the Worldspan Closing Date Audited Financial Statements.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by UBS AG, Stamford Branch as its “prime rate.”  The

“prime rate” is a rate set by UBS AG, Stamford Branch based upon various factors including UBS AG, Stamford Branch costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by UBS AG, Stamford Branch shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, a Term Borrowing or a Post-First Amendment and Restatement Synthetic L/C Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;

(b)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euros, any fundings, disbursements, settlements and payments in Euros in respect of any such Eurocurrency Rate Loan, or any other dealings in Euros to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day; and

(c)           if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such Eurocurrency Rate Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Sterling are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any period, the aggregate of (a) all expenditures (whether paid in cash or accrued as liabilities) by Holdings, the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures for such period and (c) the value of all assets under Capitalized Leases incurred by Holdings, the Borrower and the Restricted Subsidiaries during such period; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that constitute any part of Consolidated Lease Expense, (v) expenditures that are accounted for as capital expenditures by Holdings, the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than Holdings, the Borrower or any Restricted Subsidiary and for which none of Holdings, the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (vi) the book value of any asset owned by Holdings, the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vii) expenditures that constitute Permitted Acquisitions.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral” has the meaning specified in Section 2.03(f).

“Cash Collateral Account” means a blocked account at UBS AG, Stamford Branch (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(f).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by Holdings, the Borrower or any Restricted Subsidiary:

(a)           Dollars, Euros or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(b)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c)           time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)           commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)           repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)            securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g)           Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h)           instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i)            Investments, classified in accordance with GAAP as current assets of Holdings, the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Bank” means any Lender or any Affiliate of a Lender providing cash management services to Holdings, the Borrower or any Restricted Subsidiary.

“Cash Management Obligations” means obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services (including in respect of liabilities arising from purchase cards, travel and entertainment cards, or other card services) or any automated clearing house transfers of funds.

“Casualty Event” means any event that gives rise to the receipt by Holdings, the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change of Control” means the earliest to occur of

(a) the Permitted Holders ceasing to have the power, directly or indirectly, to vote or direct the voting of securities having a majority of the ordinary voting power for the election of directors of Holdings; provided that the occurrence of the foregoing event shall not be deemed a Change of Control if,

(i)            any time prior to the consummation of a Qualifying IPO, and for any reason whatsoever, (A) the Permitted Holders otherwise have the right, directly or indirectly,

to designate (and do so designate) a majority of the board of directors of Holdings at such time or (B) the Permitted Holders own a majority of the outstanding voting Equity Interests of Holdings at such time, or

(ii)           at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever, (A) no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than the greater of (x) thirty-five percent (35%) of the then outstanding voting stock of Holdings and (y) the percentage of the then outstanding voting stock of Holdings owned, directly or indirectly, beneficially by the Permitted Holders, and (B) during each period of twelve (12) consecutive months, the board of directors of Holdings shall consist of a majority of the Continuing Directors; or

(b)           any “Change of Control” (or any comparable term) in any document pertaining to the High Yield Notes or any Junior Financing with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(c)           at any time prior to a Qualifying IPO of the Borrower, the Borrower ceasing to be a directly or indirectly wholly owned Subsidiary of Holdings.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Dollar Revolving Credit Lenders, Alternative Currency Revolving Credit Lenders, Tranche B Dollar Term Lenders, Euro Term Lenders or Post-First Amendment and Restatement Synthetic L/C Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Dollar Revolving Credit Commitments, Alternative Currency Revolving Credit Commitments, Tranche B Dollar Term Commitments, Euro Term Commitments or Post-First Amendment and Restatement Synthetic L/C Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Dollar Revolving Credit Loans, Alternative Currency Revolving Credit Loans, Tranche B Dollar Term Loans, Euro Term Loans or Post-First Amendment and Restatement Synthetic L/C Loans.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and rules and regulations related thereto.

“Co-Documentation Agents” means Lehman Brothers Inc., J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P., as Co-Documentation Agents under this Agreement.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral Agent” means UBS AG, Stamford Branch, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a)           the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Original Closing Date pursuant to Section 4.01(a)(iii) of the Original Credit Agreement, (ii) on the Worldspan Closing Date pursuant to Section 4.01(a)(iii) or (iii) pursuant to Section 6.11 at such time, duly executed by each Loan Party thereto;

(b)           all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings, any Intermediate Holding Company and each Restricted Subsidiary of Holdings that is a Domestic Subsidiary and not an Excluded Subsidiary (each, a “Guarantor”);

(c)           all guarantees issued or to be issued in respect of the Senior Subordinated Notes (i) shall be subordinated to the Guarantees to the same extent that the Senior Subordinated Notes are subordinated to the Obligations and (ii) shall provide for their automatic release upon a release of the corresponding Guarantee;

(d)           the Obligations and the Guarantees shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower, (ii) all Equity Interests (other than Equity Interests of Unrestricted Subsidiaries and any Equity Interest of any Restricted Subsidiary pledged to secure Indebtedness permitted under Section 7.03(g)) of each wholly owned Domestic Subsidiary of Holdings that is the direct Subsidiary of Holdings, an Intermediate Holding Company or a Domestic Subsidiary of Holdings, and (iii) 65% the issued and outstanding Equity Interests of each wholly owned Foreign Subsidiary that is directly owned by Holdings, an Intermediate Holding Company, the Borrower or any Domestic Subsidiary of Holdings that is a Guarantor;

(e)           except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by a perfected security interest in, and mortgages on, substantially all tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including accounts (other than deposit accounts or other bank or securities accounts), inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned (but not leased) real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in real property shall be limited to the Mortgaged Properties;

(f)            none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(g)           the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to (x) the owned real property of the Loan Parties located at 5350 South Valentia Way, Greenwood Village, Colorado delivered in accordance with Section 6.16 of the Original Credit Agreement and (y) each owned property required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.01, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, and (iii) such existing surveys, existing abstracts, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Original Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) with respect to leases of real property entered into by the Borrower or any other Guarantor, the Borrower shall not be required to take any action with respect to creation or perfection of security interests with respect to such leases and (b) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents as in effect on the Original Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the Borrower.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent for the benefit of the Lenders pursuant to Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent or the Collateral Agent, as the case may be, for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Delayed Draw Term Commitment, an Original Tranche B Dollar Term Commitment, a Revolving Credit Commitment or a Post-First Amendment and Restatement Synthetic L/C Commitment as the context may require.

“Commitment Letter” means the Commitment Letter dated December 7, 2006 among Travelport LLC, Credit Suisse, Credit Suisse Securities (USA) LLC, Lehman Commercial Paper Inc., Lehman Brothers Inc., UBS Loan Finance LLC, UBS AG, Stamford Branch and UBS Securities LLC, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a Post-First Amendment and Restatement Synthetic L/C Borrowing, (d) a conversion of Loans from one Type to the other, or (e) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a)           without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii)           provision for taxes based on income, profits or capital of Holdings, the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes paid or accrued during such period,

(iii)          depreciation and amortization including amortization of Capitalized Software Expenditures,

(iv)          Non-Cash Charges,

(v)           extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi)          restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities),

(vii)         any deductions attributable to minority interests,

(viii)        the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor to the extent permitted hereunder,

(ix)           the amount of any restructuring charges, integration costs or other business optimization expenses or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Original Closing Date and costs related to the closure and/or consolidation of facilities, the separation from Cendant Corporation and the business-to-consumer platform,

(x)            any costs or expenses incurred by Holdings, the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Holdings, the Borrower or net cash proceeds of an issuance of Equity Interests of Holdings (other than Disqualified Equity Interests),

(xi)           the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during or prior to such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken no later than 36 months after the Original Closing Date, (C) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $150,000,000 for any period consisting of four consecutive quarters,

(xii) without duplication of any amounts added back to Consolidated EBITDA in such period pursuant to the last clause (iii) of this definition of “Consolidated EBITDA”, the amount of net cost savings resulting from the Worldspan Acquisition projected by the Borrower in good faith to be realized as a result of specified actions projected to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed $100,000,000 for any period consisting of four consecutive quarters, and

(xiii) on and after the Worldspan Closing Date, any payments with respect to the FASA Credits, less

(b)           without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            extraordinary gains and unusual or non-recurring gains,

(ii)           (a) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) and (b) for the year ended December 31, 2005, an aggregate of (i) $12.5 million applicable to changes in estimates with respect to the allowance for doubtful accounts, (ii) $11.1 million applicable to changes in estimates of breakage revenues relating to vendor liabilities and (iii) $2.7 million applicable to changes in estimates with respect to Orbitz’s affinity credit card-related liability, in each case as recorded on a quarterly basis,

(iii)          gains on asset sales (other than asset sales in the ordinary course of business),

(iv)          any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v)           all gains from investments recorded using the equity method; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments from such investment to a Loan Party or the Restricted Subsidiary which made the investment that are actually paid in cash during such period (or to the extent converted into cash during such period), in each case, as determined on a consolidated basis for Holdings, the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i)            there shall be excluded in determining Consolidated EBITDA currency translation gains and losses (after any offset) related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk),

(ii)           there shall be excluded in determining Consolidated EBITDA for any period any adjustments (after any offset) resulting from the application of Statement of Financial Accounting Standards No. 133, and

(iii)          without duplication of any amounts added back to Consolidated EBITDA in such period pursuant to clause (xii) of this definition of “Consolidated EBITDA”, there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by Holdings, Intermediate Parent, the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual Acquired EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) for the purposes of the definition of the term “Permitted Acquisition”

and Section 7.11, an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) for purposes of determining the Total Leverage Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings, the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) losses on discontinued operations and asset sales, disposals or abandonments (including, without limitation, the Travel 2 Travel 4 operations being disposed), (b) any impairment charge or asset write-off including, without limitation, those related to intangible assets, long-lived assets, and investments in debt and equity securities, in each case, pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges including, without limitation, the amortization of up-front bonuses in connection with the supplier services business (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Lease Expense” means, for any period, all rental expenses of Holdings, the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with sale-leaseback transactions permitted by Section 7.05(f)), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and related to periods prior to such acquisition and (c) all obligations under Capitalized Leases, all as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdings, the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) the net income of any Restricted Subsidiary of Holdings (other than any Guarantors) during such period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or requirement of law or regulation applicable to that Restricted Subsidiary during such period unless such restriction has been legally waived (b) extraordinary items for such period, (c) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (d) in the case of any period that includes a period ending prior to or during the fiscal quarter ending June 30, 2007, Transaction Expenses, (e) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Original Closing Date and any such transaction undertaken but not completed) and any charges or integration or non-recurring merger costs incurred during such period as a result of any such transaction (including, without limitation, (i) bonuses paid in connection with the Gullivers Travel Associates Acquisition and (ii) any adjustments to liabilities owing to former owners of Orbitz under a tax sharing agreement), (f) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (g) (i) accruals and reserves that are established within twelve months after the Original Closing Date that are so required to be established as a result of the Original Closing Date Transactions in accordance with GAAP and (ii) accruals and reserves that are established within twelve months after the Worldspan Closing Date that are so required to be established as a result of the Worldspan Transactions in accordance with GAAP; provided that, for the avoidance of doubt, any net income attributable to a Restricted Subsidiary shall only constitute Consolidated Net Income after deducting for any minority interests in such Restricted Subsidiary.  There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets, deferred revenue and debt line items in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdings, the Borrower and the Restricted Subsidiaries), as a result of the Transaction, any acquisition consummated prior to the Original Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof, net of taxes (other than the impact of unfavorable contract liabilities and commission agreements under purchase accounting).  In addition, on and after the Worldspan Closing Date, FASA Credits provided by Worldspan, L.P. to Northwest or Delta shall reduce consolidated net income in the period in which such credit was provided regardless of accounting treatment in accordance with GAAP, except to the extent FASA Credits have been prepaid with the proceeds of debt issuances by Worldspan.

“Consolidated Total Debt” means, as of any date of determination, (a)(i) the aggregate principal amount of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transaction or any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and debt obligations evidenced by promissory notes or similar instruments, plus (ii) on and after the Worldspan Closing Date, the present value of all remaining payments due under the FASA Credits at an assumed 11% discount rate (unless remaining payments under the FASA Credits are classified as a liability on the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP), in which case, the amount under this clause (ii) shall be the amount of such liability, minus (b) the aggregate amount of cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)) included in the consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Debt shall not include the Post-First Amendment and Restatement Synthetic L/C

Facility or the Post-First Amendment and Restatement Credit-Linked Deposits, except to the extent of Unreimbursed Amounts thereunder (including in such Unreimbursed Amounts outstanding Post-First Amendment and Restatement Synthetic L/C Loans).

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings, the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Directors” means the directors of Holdings on the Original Closing Date, as elected or appointed after giving effect to the Original Closing Date Transactions and the other transactions contemplated hereby, and each other director, if, in each case, such other directors’ nomination for election to the board of directors of Holdings (or the Borrower after a Qualifying IPO of the Borrower) is recommended by a majority of the then Continuing Directors or such other director receives the vote of the Permitted Holders in his or her election by the stockholders of Holdings (or the Borrower after a Qualifying IPO of the Borrower).

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” has the meaning specified in Section 7.06(i).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Tranche B Dollar Term Loans, Euro Term Loans, Revolving Credit Loans, participations in Revolving L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Delayed Draw Term Commitment” means, as to each Delayed Draw Term Lender, its obligation to make a Delayed Draw Term Loan to the Borrower pursuant to Section 2.01(a)(ii) denominated in Dollars in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) under the caption “Delayed Draw Term Commitment” or in the Assignment and Assumption pursuant to which such Delayed Draw Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Delayed Draw Term Commitments is $1,040,000,000 as of the Second Amendment and Restatement Effective Date.

“Delayed Draw Term Lender” means, at any time, any Lender that has a Delayed Draw Term Commitment or a Delayed Draw Term Loan at such time.

“Delayed Draw Term Loan” means a Loan made pursuant to Section 2.01(a)(ii).

“Delayed Draw Term Note” means a promissory note of the Borrower payable to any Delayed Draw Term Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Delayed Draw Term Lender resulting from the Delayed Draw Term Loans made by such Delayed Draw Term Lender.

“Delta” means Delta Air Lines, Inc., a Delaware corporation.

“Delta FASA” means the Delta Founder Airline Services Agreement, dated as June 30, 2003, between Delta and the Borrower.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by Holdings, the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(j) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business

(determined as if references to Holdings, the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date of the Term Loans.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Amount” means, at any time:

(a)           with respect to any Loan denominated in Dollars (including, with respect to any Swing Line Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);

(b)           with respect to any Loan denominated in an Alternative Currency, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars in accordance with Section 1.08 and Section 2.15(a); and

(c)           with respect to any L/C Obligation (or any risk participation therein), (A) if denominated in Dollars, the amount thereof and (B) if denominated in an Alternative Currency, the amount thereof converted to Dollars in accordance with Section 1.08 and Section 2.15(b).

“Dollar Refinanced Term Loans” has the meaning specified in Section 10.01.

“Dollar Replacement Term Loans” has the meaning specified in Section 10.01.

“Dollar Revolving Credit Borrowing” means a borrowing consisting of simultaneous Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate

Loans, having the same Interest Period made by each of the Dollar Revolving Credit Lenders pursuant to Section 2.01(c)(i).

“Dollar Revolving Credit Commitment” means, as to each Dollar Revolving Credit Lender, its obligation to (a) make Dollar Revolving Credit Loans to the Borrowers pursuant to Section 2.01(c)(i), (b) purchase participations in Dollar Revolving L/C Obligations in respect of Dollar Revolving Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 2.01 under the caption “Dollar Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders shall be $175,000,000 on the Second Amendment and Restatement Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement; provided that the aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders shall increase to $200,000,000 on the Worldspan Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Dollar Revolving Credit Exposure” means, as to each Dollar Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Dollar Revolving Credit Loans and its Pro Rata Share of the Dollar Revolving L/C Obligations and the Swing Line Obligations at such time.

“Dollar Revolving Credit Facility” means, at any time, the aggregate Dollar Amount of the Dollar Revolving Credit Commitments at such time.

“Dollar Revolving Credit Lender” means an Original Dollar Revolving Credit Lender, an Increased Original Dollar Revolving Credit Lender or a New Dollar Revolving Credit Lender, as the context may require, and are referred to collectively as the “Dollar Revolving Credit Lenders”.

“Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(c)(i).

“Dollar Revolving Credit Note” means a promissory note of the Borrower payable to any Dollar Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-4 hereto, evidencing the aggregate Indebtedness of the Borrower to such Dollar Revolving Credit Lender resulting from the Dollar Revolving Credit Loans made by such Revolving Credit Lender.

“Dollar Revolving L/C Advance” means, with respect to each Dollar Revolving Credit Lender, such Lender’s funding of its participation in any Dollar Revolving L/C Borrowing in accordance with its Pro Rata Share.

“Dollar Revolving L/C Borrowing” means an extension of credit resulting from a drawing under any Dollar Revolving Letter of Credit which has not been reimbursed on the applicable Honor Date or refinanced as a Dollar Revolving Credit Borrowing.

“Dollar Revolving L/C Credit Extension” means, with respect to any Revolving Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Dollar Revolving L/C Issuer” means UBS AG, Stamford Branch and any other Lender that becomes a Dollar Revolving L/C Issuer in accordance with Section 2.03(j) or 10.07(j), in each case, in its capacity as an issuer of Dollar Revolving Letters of Credit hereunder, or any successor issuer of Dollar Revolving Letters of Credit hereunder.

“Dollar Revolving L/C Obligation” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Dollar Revolving Letters of Credit (whether or not such maximum amount is then in effect under any such Dollar Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Dollar Revolving Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Dollar Revolving Letters of Credit, including all Dollar Revolving L/C Borrowings.

“Dollar Revolving Letter of Credit” means a Letter of Credit denominated in Dollars.

“Dollar Revolving Letter of Credit Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the aggregate Dollar Amount of the Dollar Revolving Credit Commitments.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(b).

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous

Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Equity Investors” means the Sponsor, the Other Sponsor and the Management Stockholders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Refinanced Term Loans” has the meaning specified in Section 10.01.

“Euro Replacement Term Loans” has the meaning specified in Section 10.01.

 “Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan or any Post-First Amendment and Restatement Credit-Linked Deposit:

(a)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Dow Jones Market screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period, or

(b)           if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars or Sterling (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period,

(c)           if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars or Sterling for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by UBS AG, Stamford Branch and with a term equivalent to such Interest Period would be offered by a London Affiliate of UBS AG, Stamford Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period,

(d)           the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Telerate page 248 (or any successor thereto) for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (Brussels time) two (2) Business Days prior to the first day of such Interest Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euros for delivery on the first day of such Interest Period,

(e)           if the rate referenced in the preceding clause (d) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average Banking Federation of the European Union Interest Settlement Rate for deposits in Euros (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest

Period, or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in Euros for delivery on the first day of such Interest Period, or

(f)            if the rates referenced in the preceding clauses (d) and (e) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Euros for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by UBS AG, Stamford Branch and with a term equivalent to such Interest Period would be offered by a London Affiliate of UBS AG, Stamford Branch to major banks in the European interbank market at their request at approximately 11:00 a.m. (Brussels time) two (2) Business Days prior to the first day of such Interest Period or, if different, the date on which quotations would customarily be provided by leading banks in the European interbank market for deposits of amounts in the relevant currency for delivery on the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate.

“Euro Term Commitment” means, as to each Euro Term Lender, its obligation to make a Euro Term Loan to the Borrower pursuant to Section 2.01(b) in an aggregate Dollar Amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(b) under the caption “Euro Term Commitment” or in the Assignment and Assumption pursuant to which such Euro Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Euro Term Commitments is €620,000,000.

“Euro Term Lender” means, at any time, any Lender that has a Euro Term Commitment or a Euro Term Loan at such time.

“Euro Term Loan” means a Loan made pursuant to Section 2.01(b).

“Euro Term Note” means a promissory note of the Borrower payable to any Euro Term Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Euro Term Lender resulting from the Euro Term Loans made by such Euro Term Lender.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)           the sum, without duplication, of:

(i)            Consolidated Net Income for such period,

(ii)           an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii)          decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions (other than acquisitions of inventory in the ordinary course of business) by Holdings, the Borrower and the Restricted Subsidiaries completed during such period)), and

(iv)          an amount equal to the aggregate net non-cash loss on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income; over

(b)           the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income,

(ii)           without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures made in cash, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iii)          the aggregate amount of all principal payments of Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (X) all other prepayments of Term Loans and (Y) all prepayments of Revolving Credit Loans and Swing Line Loans) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of Holdings, the Borrower or the Restricted Subsidiaries,

(iv)          an amount equal to the aggregate net non-cash gain on Dispositions by Holdings, the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)           increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by Holdings, the Borrower and the Restricted Subsidiaries during such period),

(vi)          cash payments by Holdings, the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of Holdings, the Borrower and the Restricted Subsidiaries other than Indebtedness,

(vii)         without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made during such period pursuant to Section 7.02(b), (i) or (n) to the extent that such Investments and acquisitions were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

(viii)        the amount of Restricted Payments paid during such period pursuant to Section 7.06(i) to the extent such Restricted Payments were financed with internally generated cash flow of Holdings, the Borrower and the Restricted Subsidiaries,

(ix)           the aggregate amount of expenditures actually made by Holdings, the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings, the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

(xi)           without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdings, the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xii)          the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means on any day with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary of Holdings, (b) each Subsidiary listed on Schedule 1.01G hereto, (c) any Subsidiary that is prohibited by applicable Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Restricted Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 7.03(g) and each Restricted Subsidiary thereof that guarantees such Indebtedness; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (d) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Existing Letters of Credit” means the letters of credit outstanding on the Worldspan Closing Date and set forth on Schedule 1.01E other than Letters of Credit under this Agreement prior to the Worldspan Closing Date.

“Facility” means the Tranche B Dollar Term Loans, the Euro Term Loans, the Letter of Credit Facility, the Dollar Revolving Credit Facility, the Alternative Currency Revolving Credit Facility or the Post-First Amendment and Restatement Synthetic L/C Facility, as the context may require, and are referred to collectively as the “Facilities”.

“FASA Credits” means the Delta FASA Credits and the Northwest FASA Credits, as defined in the Delta FASA and the Northwest FASA, respectively.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to UBS AG, Stamford Branch on such day on such transactions as determined by the Administrative Agent.

“First Amended and Restated Credit Agreement” has the meaning specified in the preliminary statements hereto.

“First Amendment and Restatement Effective Date” means the date that the conditions precedent set forth in Section 4.01 of the First Amended and Restated Credit Agreement were satisfied, which date was January 29, 2007.

“Foreign Holdco” means a direct wholly owned Subsidiary of Holdings which shall hold all of Holdings’ interests in all of its other Foreign Subsidiaries.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of Holdings which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Original Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Original Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guaranty” means (a) the guaranty made by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means (i) UBS AG, London branch, with respect to those certain three cross currency swaps executed by Borrower with UBS AG, London branch, each with an effective date of August 23, 2006 and (ii) any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto.

“High Yield Notes” means the Senior Notes and Senior Subordinated Notes.

“High Yield Notes Documentation” means the High Yield Notes, and all documents executed and delivered with respect to the High Yield Notes, including the Senior Notes Indenture and the Senior Subordinated Notes Indenture.

“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increased Original Dollar Revolving Credit Lender” has the meaning given to such term in Section 2.01(c).

“Increased Original Revolving Credit Commitment” has the meaning given to such term in Section 2.01(c).

“Incremental Amendment” has the meaning specified in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(a).

“Incremental Term Loans” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all Attributable Indebtedness;

(g)           all obligations of such Person in respect of Disqualified Equity Interests; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt and (B) in the case of Holdings and its Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary of business consistent with past practice.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, substantially in the form attached as Exhibit J.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made; and (c) as to any Post-First Amendment and Restatement Credit-Linked Deposit, the last day of each Interest Period therefor or the date of any prepayment thereof.

“Interest Period” means, (a) as to each Eurocurrency Rate Loan subject to clauses (i) and (ii) of Section 1.09(b) of the First Amended and Restated Credit Agreement and clause (b) of the last sentence of Section 2.08(a), the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent available to each Lender of such Eurocurrency Rate Loan, nine or twelve months or less than one month thereafter, as selected by the Borrower in its Committed Loan Notice (except for any Post-First Amendment and Restatement Synthetic L/C Loan, which shall initially have an Interest Period coincident with the Interest Period in effect for the Post-First Amendment and Restatement Credit-Linked Deposits at the time such Loan is made, subject to subsequent conversion in accordance with Section 2.02), and (b)(x) as to Original Post-First Amendment and Restatement Credit Linked Deposits that have been converted from Credit-Linked Deposits (as defined in the Original Credit Agreement) pursuant to the provisions of the First Amended and Restated Credit

Agreement, the period commencing on December 28, 2006, (y) as to Original Post-First Amendment and Restatement Credit-Linked Deposits that are made on the First Amendment and Restatement Effective Date pursuant to a commitment under a Tranche B Lender Addendum, the period commencing on the First Amendment and Restatement Effective Date, and, in each case, ending on the last Business Day of March 2007 and, in each case, for each period after such period, the day beginning on the last day of the previous period and ending on the next succeeding day that is the first to occur of the last Business Day of March, June, September or December, as the case may be, and (z) as to the New Post-First Amendment and Restatement Credit-Linked Deposits, the period commencing on the Worldspan Closing Date or on the last day of the preceding Interest Period and ending on the next succeeding day thereafter that is the last Business Day of March, June, September or December, as the case may be; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan or Post-First Amendment and Restatement Credit-Linked Deposit was made.

“Intermediate Holding Company” means any Subsidiary of Holdings that, directly or indirectly, owns 100% of the issued and outstanding Equity Interests of the Borrower.

“Intermediate Parent” has the meaning specified in the introductory paragraph to this Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of Holdings and its Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business consistent with past practice) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joint Bookrunners” means UBS Securities LLC, Credit Suisse Securities (USA) LLC and Lehman Brothers Inc., each in its capacity as a Joint Bookrunner under this Agreement.

“Judgment Currency” has the meaning specified in Section 10.19.

“Junior Financing” has the meaning specified in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” means a Revolving L/C Borrowing or a Post-First Amendment and Restatement Synthetic L/C Borrowing.

“L/C Credit Extension” a Revolving L/C Credit Extension or a Post-First Amendment and Restatement Synthetic L/C Credit Extension.

“L/C Issuer” means a Revolving L/C Issuer or the Post-First Amendment and Restatement Synthetic L/C Issuer.

“L/C Obligations” means the Revolving L/C Obligations and the Post-First Amendment and Restatement Synthetic L/C Obligations.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes, without limitation, any Delayed Draw Term Lender, any Increased Original Dollar Revolving Credit Lender, any New Dollar Revolving Credit Lender, an L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any Existing Letter of Credit or any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means (a) with respect to Letters of Credit issued under the Revolving Credit Facilities, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facilities (or, if such day is not a Business Day, the next preceding Business Day) and (b) with respect to Letters of Credit issued under the Post-First Amendment and Restatement Synthetic L/C Facility, the day that is five (5) Business Days prior to the scheduled Maturity Date then in effect for the Post-First Amendment and Restatement Synthetic L/C Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Tranche B Dollar Term Loan, a Euro Term Loan, a Revolving Credit Loan, a Post-First Amendment and Restatement Synthetic L/C Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents and (v) each Letter of Credit Application.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Stockholders” means the members of management of Holdings or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01D.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its

Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document.

“Maturity Date” means (a) with respect to the Revolving Credit Facilities, the sixth anniversary of the Original Closing Date and (b) with respect to the Term Loans and the Post-First Amendment and Restatement Synthetic L/C Facility, the seventh anniversary of the Original Closing Date; provided that if either such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a document in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgage Amendment” has the meaning specified in Section 6.17.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (g) of the definition of Collateral and Guarantee Requirement.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)           with respect to the Disposition of any asset by Holdings, the Borrower or any Restricted Subsidiary or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash (whether in Dollars or an Alternative Currency) or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of Holdings, the Borrower or any Restricted Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by Holdings, the

Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by Holdings, the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by Holdings, the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of the preceding sentence or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed a Dollar Amount of (i) prior to the Worldspan Closing Date, $5,000,000 and (ii) on and after the Worldspan Closing Date, $7,250,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed a Dollar Amount of (i) prior to the Worldspan Closing Date, $15,000,000 and (ii) on and after the Worldspan Closing Date, $21,750,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); and

(b)           with respect to the incurrence or issuance of any Indebtedness by Holdings, the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by Holdings, the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance.

“New Dollar Revolving Credit Lender” has the meaning given to such term in Section 2.01(c).

“New Facilities” means the Delayed Draw Term Loan Commitments, the Delayed Draw Term Loans, the increase in the Dollar Revolving Credit Commitments and the New Post-First Amendment and Restatement Synthetic L/C Commitment.

“New Post-First Amendment and Restatement Credit-Linked Deposit” means, in respect of each New Post-First Amendment and Restatement Synthetic L/C Lender, the cash deposit made by such Lender pursuant to Section 2.03(k)(i), as such amount may be (a) reduced from time to time pursuant to Section 2.06 or (b) reduced or increased from time to time pursuant to Section 2.03(c)(viii) or pursuant to assignments by or to such Lender pursuant to Section 10.07.   The initial amount of each New Post-First Amendment and Restatement Synthetic L/C Lender’s Post-First Amendment and Restatement Credit-Linked Deposit shall be equal to the amount of its New Post-First Amendment and Restatement Synthetic L/C Commitment on the Worldspan Closing Date.

“New Post-First Amendment and Restatement Synthetic L/C Commitment” means, as to each New Post-First Amendment and Restatement Synthetic L/C Lender, its obligation initially to fund its Post-First Amendment and Restatement Credit-Linked Deposit in an aggregate amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “New Post-First Amendment and Restatement Synthetic L/C Commitment” and after the Worldspan Closing Date to (a) make Post-First Amendment and Restatement Synthetic L/C Loans to the Borrower pursuant to Section 2.03(c)(viii) and (b) purchase participations in Post-First Amendment and Restatement Synthetic L/C Obligations in respect of Synthetic L/C Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Post-First Amendment and Restatement Credit-Linked Deposit, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate New Post-First Amendment and Restatement Synthetic L/C Commitments of all New Post-First Amendment and Restatement Synthetic L/C Lenders shall be $25,000,000 on the Worldspan Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“New Post-First Amendment and Restatement Synthetic L/C Lender” means, at any time, any Lender that has a New Post-First Amendment and Restatement Synthetic L/C Commitment.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Northwest” means Northwest Airlines, Inc., a Minnesota corporation.

“Northwest FASA” means the Northwest Founder Airline Services Agreement, dated as of June 30, 2003, between Northwest and the Borrower.

“Note” means a Tranche B Dollar Term Note, a Euro Term Note, a Dollar Revolving Credit Note, an Alternative Currency Revolving Credit Note or a Post-First Amendment and Restatement Synthetic L/C Note as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Excess Cash Flow that is proposed to be applied to a particular use or transaction, that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.05(b) and (b) was not (or is not simultaneously being) applied to anything other than that such particular use or transaction.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement, and (z) Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Orbitz Business” means the Subsidiaries of Holdings whose assets and operations comprise the Orbitz Worldwide Business division of Holdings (as such division is currently comprised) and do not contain any portion (other than de minimis portions) of any business, operations or assets of Holdings or any of its Subsidiaries other than the Orbitz Worldwide Business (as such division is currently comprised).

“Orbitz IPO” means an initial public offering of common Equity Interests of Orbitz TopCo.

“Orbitz TopCo” means a Subsidiary that is part of the Orbitz Business that owns any and all of the other Subsidiaries of Holdings comprising the Orbitz Business.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means August 23, 2006.

“Original Closing Date Audited Financial Statements” means the audited combined balance sheets of the Travelport business of Cendant Corporation as of each of December 31, 2005 and 2004, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Travelport business of Cendant Corporation for the fiscal years ended December 31, 2005, 2004 and 2003, respectively.

“Original Closing Date Equity Contributions” means, collectively, (a) the contribution by the Equity Investors of an aggregate amount of cash of not less than $900,000,000 to Holdings or one or more direct or indirect holding company parents of Holdings, and (b) the further contribution to the Borrower of any portion of such cash contribution proceeds not directly received by the Borrower or used by Holdings to pay Transaction Expenses.

“Original Closing Date Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“Original Closing Date Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“Original Closing Date Transactions” means, collectively, (a) the Original Closing Date Equity Contributions, (b) the acquisition of Travelport LLC by TDS Investor Corporation on the Original Closing Date, (c) the issuance of the High Yield Notes, (d) the funding of the Original Tranche B Dollar Term Loans and Euro Term Loans on the Original Closing Date, (e) the funding of the Credit-Linked Deposits under the Original Credit Agreement and the issuance of Letters of Credit thereunder on the Original Closing Date, (f) the consummation of any other transactions in connection with the foregoing, and (g) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Original Closing Date Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any Restricted Subsidiary in connection with the Original Closing Date Transactions, the Original Credit Agreement and the other Loan Documents and the transactions contemplated thereby.

“Original Closing Date Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Target and its Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Original Closing Date, which financial statements shall be prepared in accordance with GAAP.

“Original Credit Agreement” has the meaning specified in the preliminary statements hereto.

“Original Dollar Revolving Credit Lender” has the meaning specified in Section 2.01(c).

“Original Facilities” means the Original Tranche B Dollar Term Commitments, the Euro Term Commitments, the Alternative Currency Revolving Credit Commitments under the First Amended and Restated Credit Agreement, the Dollar Revolving Credit Commitments under the First Amended and Restated Credit Agreement and the Original Post-First Amendment and Restatement Synthetic L/C Commitment.

“Original Guarantor” means any “Guarantor” under the First Amended and Restated Credit Agreement as in effect immediately prior to the Worldspan Closing Date.

“Original Lenders” has the meaning specified in the preliminary statements hereto.

“Original Post-First Amendment and Restatement Credit-Linked Deposit” means, in respect of each Original Post-First Amendment and Restatement Synthetic L/C Lender, the cash deposit made by such Lender pursuant to Section 2.03(k)(i), as such amount may be (a) reduced from time to time pursuant to Section 2.06 or (b) reduced or increased from time to time pursuant to Section 2.03(c)(viii) or pursuant to assignments by or to such Lender pursuant to Section 10.07.  The initial amount of each Original Post-First Amendment and Restatement Synthetic L/C Lender’s Post-First Amendment and Restatement Credit-Linked Deposit shall be equal to the amount of its Original Post-First Amendment and Restatement Synthetic L/C Commitment on the First Amendment and Restatement Effective Date.

“Original Post-First Amendment and Restatement Synthetic L/C Commitment” means, as to each Original Post-First Amendment and Restatement Synthetic L/C Lender, its obligation initially to fund its Original Post-First Amendment and Restatement Credit-Linked Deposit in an aggregate amount set forth under the First Amended and Restated Credit Agreement and after the First Amendment and Restatement Effective Date to (a) make Post-First Amendment and Restatement Synthetic L/C Loans to the Borrower pursuant to Section 2.03(c)(viii) and (b) purchase participations in Post-First Amendment and Restatement Synthetic L/C Obligations in respect of Synthetic L/C Letters of Credit, in an aggregate principal amount at any one time outstanding not to exceed the amount of its Post-First Amendment and Restatement Credit-Linked Deposit, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Original Post-First Amendment and Restatement Synthetic L/C Commitments of all Original Post-First Amendment and Restatement Synthetic L/C Lenders shall be $125,000,000 on the First Amendment and Restatement Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Original Post-First Amendment and Restatement Synthetic L/C Lender” means, at any time, any Lender that has an Original Post-First Amendment and Restatement Synthetic L/C Commitment.

“Other Sponsor” shall mean another financial sponsor identified to the Administrative Agent that is a purchaser of Equity Interests in Holdings on or promptly after the Original Closing Date.

 “Original Tranche B Dollar Term Commitment” means, as to each Original Tranche B Dollar Term Lender, its obligation to make an Original Tranche B Dollar Term Loan to the Borrower pursuant to Section 2.01(a)(i) in an aggregate original Dollar Amount not to exceed the amount set forth in the First Amended and Restated Credit Agreement or in the Assignment and Assumption pursuant to which such Original Tranche B Dollar Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Original Tranche B Dollar Term Commitments is $1,406,475,000.

“Original Tranche B Dollar Term Lender” means, at any time, any Lender that has an Original Tranche B Dollar Term Commitment or an Original Tranche B Dollar Term Loan at such time.

“Original Tranche B Dollar Term Loan” means a Loan made pursuant to Section 2.01(a)(i).

“Original Tranche B Dollar Term Note” means a promissory note of the Borrower payable to any Original Tranche B Dollar Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Original Tranche B Dollar Term Lender resulting from the Original Tranche B Dollar Term Loans made by such Original Tranche B Dollar Term Lender.

“Other Taxes” has the meaning specified in Section 3.01(b).

 “Outstanding Amount” means (a) with respect to the Tranche B Dollar Term Loans, Euro Term Loans, Revolving Credit Loans, Post-First Amendment and Restatement Synthetic L/C Loans and Swing Line Loans on any date, the Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Tranche B Dollar Term Loans, Euro Term Loans, Revolving Credit Loans (including any refinancing of outstanding Unreimbursed Amounts under Revolving Letters of Credit or Revolving L/C Credit Extensions as a Revolving Credit Borrowing), Post-First Amendment and Restatement Synthetic L/C Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Amount thereof on such date after giving effect to any related L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding Unreimbursed Amounts under related Letters of Credit (including any refinancing of outstanding Unreimbursed Amounts under related Letters of Credit or related L/C Credit Extensions as a Revolving Credit Borrowing or Post-First Amendment and Restatement Synthetic L/C Borrowing, as the case may be) or any reductions in the maximum amount available for drawing under related Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of UBS AG, Stamford Branch in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means any sale or issuance of any Qualified Equity Interests of Holdings (and, after a Qualifying IPO, of the Borrower or an Intermediate Holding Company) to the extent permitted hereunder.

“Permitted Holders” means each of (i) the Sponsor, (ii) the Management Stockholders and (iii) the Other Sponsor; provided that if the Management Stockholders own beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, they shall be treated as Permitted Holders of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time; provided further that if the Other Sponsor owns beneficially or of record more than fifteen percent (15%) of the outstanding voting stock of Holdings in the aggregate, it shall be treated as a Permitted Holder of only fifteen percent (15%) of the outstanding voting stock of Holdings at such time.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b), 7.03(t) or 7.13(a), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended;

provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iii) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Post-Acquisition Period” means, with respect to the acquisition of an Acquired Entity or Business, the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.

“Post-First Amendment and Restatement Credit-Linked Deposit” means the Original Post-First Amendment and Restatement Credit-Linked Deposit and the New Post-First Amendment and Restatement Credit-Linked Deposit.

“Post-First Amendment and Restatement Credit-Linked Deposit Account” means the operating and/or investment account of, and established by, the Administrative Agent under its exclusive dominion and control that shall be used for the purposes set forth in Sections 2.03(c)(viii) and 2.03(k).

“Post-First Amendment and Restatement Credit-Linked Deposit Cost Amount” means, for any Interest Period with respect to the Post-First Amendment and Restatement Credit-Linked Deposits, an amount (expressed in basis points) reasonably determined by the Administrative Agent in good faith to represent the Administrative Agent’s administrative cost for investing the Post-First Amendment and Restatement Credit-Linked Deposits and maintaining the Post-First Amendment and Restatement Credit-Linked Deposit Account for such Interest Period, which amount shall not exceed 12.5 basis points for such Interest Period.

“Post-First Amendment and Restatement Synthetic L/C Borrowing” means an extension of credit resulting from a drawing under any Synthetic L/C Letter of Credit which has not been reimbursed on the applicable Honor Date and which amount is funded by reducing the Post-First Amendment and Restatement Credit-Linked Deposits by a like amount, consisting of simultaneous Post-First Amendment and Restatement Synthetic L/C Loans having the same Interest Period made by each of the Post-First Amendment and Restatement Synthetic L/C Lenders pursuant to Section 2.03(c)(viii).

“Post-First Amendment and Restatement Synthetic L/C Commitment” means any Original Post-First Amendment and Restatement Synthetic L/C Commitment and any New Post-First Amendment and Restatement Synthetic L/C Commitment.

“Post-First Amendment and Restatement Synthetic L/C Credit Extension” means, with respect to any Synthetic L/C Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Post-First Amendment and Restatement Synthetic L/C Exposure” means, as to each Post-First Amendment and Restatement Synthetic L/C Lender, its Pro Rata Share of the Post-First Amendment and Restatement Synthetic L/C Obligations at such time.

“Post-First Amendment and Restatement Synthetic L/C Facility” means, at any time, the aggregate amount of the Post-First Amendment and Restatement Synthetic L/C Lenders’ Post-First Amendment and Restatement Synthetic L/C Commitments at such time.

“Post-First Amendment and Restatement Synthetic L/C Issuer” means UBS AG, Stamford Branch and its successors (including pursuant to Section 10.07(j)).

“Post-First Amendment and Restatement Synthetic L/C Lender” means, at any time, any Original Post-First Amendment and Restatement Synthetic L/C Lender or any New Post-First Amendment and Restatement Synthetic L/C Lender or any Lender that has an outstanding Post-First Amendment and Restatement Synthetic L/C Loan at such time.

“Post-First Amendment and Restatement Synthetic L/C Loans” means the loans deemed made by the Post-First Amendment and Restatement Synthetic L/C Lenders to the Borrower pursuant to Section 2.03(c)(viii) to reimburse drawings under a Synthetic L/C Letter of Credit, which loans are funded by reducing the Post-First Amendment and Restatement Credit-Linked Deposits by a like amount.

“Post-First Amendment and Restatement Synthetic L/C Note” means a promissory note of the Borrower payable to any Post-First Amendment and Restatement Synthetic L/C Lender or its registered assigns, in substantially the form of Exhibit C-6 hereto, evidencing the aggregate Indebtedness of the Borrower to such Post-First Amendment and Restatement Synthetic L/C Lender resulting from the Post-First Amendment and Restatement Synthetic L/C Loans made by such Post-First Amendment and Restatement Synthetic L/C Lender.

“Post-First Amendment and Restatement Synthetic L/C Obligations” means, as at any date of determination, the aggregate maximum amount then available to be drawn under all outstanding Synthetic L/C Letters of Credit (whether or not such maximum amount is then in effect under any such Synthetic L/C Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Synthetic L/C Letter of Credit) plus the aggregate of all Unreimbursed Amounts in respect of Synthetic L/C Letters of Credit, including all Post-First Amendment and Restatement Synthetic L/C Borrowings.

“Principal L/C Issuer” means the following (i) any L/C Issuer that has issued Letters of Credit under either Revolving Credit Facility having an aggregate Outstanding Amount in excess of $10,000,000 and (ii) the Post-First Amendment and Restatement Synthetic L/C Issuer.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of Holdings, the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) if compliance for a Test Period ending on or before June 30, 2007 is being determined, the Transaction shall have been deemed to have been consummated on the first day of such applicable Test Period, (B) to the extent applicable, the Pro Forma Adjustment shall have been made and (C) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of Holdings or any division, product line, or facility used for operations of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by Holdings, the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on Holdings, the Borrower and the Restricted

Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Purchase Agreement” means the Purchase Agreement by and among Cendant Corporation, Travelport LLC and TDS Investor LLC dated as of June 30, 2006.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings, any Intermediate Holding Company or the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Register” has the meaning specified in Section 10.07(d).

“Rejection Notice” has the meaning specified in Section 2.05(b)(vi)

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Repricing and Delayed Draw Amendment” means the Repricing and Delayed Draw Amendment to the First Amended and Restated Credit Agreement dated as of May 23, 2007 among Holdings, Intermediate Parent, the Borrower, the Administrative Agent, each Euro Term Lender under the First Amended and Restated Credit Agreement (after giving effect to the replacement of Non-Consenting Lenders, if any, pursuant to Section 3.07 thereof) and the Required Lenders under the First Amended and Restated Credit Agreement.

“Repricing Amendment Agreement” has the meaning assigned to such term in the preliminary statements hereto.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Tranche B Dollar Term Loans, Euro Term Loans, Revolving Credit Loans, or Post-First Amendment and Restatement Synthetic L/C Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate Dollar Amount of each Lender’s risk participation and funded participation in Dollar L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Tranche B Dollar Term Commitments, (c) aggregate unused Euro Term Commitments, (d) aggregate unused Revolving Credit Commitments and (e) aggregate Unused Post-First Amendment and Restatement Synthetic L/C Commitments; provided that the unused Tranche B Dollar Term Commitment, unused Euro Term Commitment, unused Revolving Credit Commitment and Unused Post-First Amendment and Restatement Synthetic L/C Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Holdings or any Affiliate thereof shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Original Closing Date, the First Amendment and Restatement Effective Date or the Worldspan Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of Holdings, the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrower’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of Holdings (including any Intermediate Holding Company) other than an Unrestricted Subsidiary and other than the Borrower.

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a Dollar Revolving Credit Borrowing or an Alternative Currency Revolving Credit Borrowing.

“Revolving Credit Commitments” means the collective reference to the Dollar Revolving Credit Commitment and the Alternative Currency Revolving Credit Commitment.

“Revolving Credit Exposure” means the collective reference to the Dollar Revolving Credit Exposure and the Alternative Currency Revolving Credit Exposure.

“Revolving Credit Facilities” means the collective reference to the Dollar Revolving Credit Facility and the Alternative Currency Revolving Credit Facility.

“Revolving Credit Lenders” means the collective reference to the Dollar Revolving Credit Lenders and the Alternative Currency Revolving Credit Lenders.

“Revolving Credit Loans” means the collective reference to the Dollar Revolving Credit Loans and the Alternative Currency Revolving Credit Loans.

“Revolving Credit Notes” means the collective reference to the Dollar Revolving Credit Notes and the Alternative Currency Revolving Credit Notes.

“Revolving L/C Advances” means the collective reference to Dollar Revolving L/C Advances and Alternative Currency Revolving L/C Advances.

“Revolving L/C Borrowing” means the collective reference to Dollar Revolving L/C Borrowings and Alternative Currency Revolving L/C Borrowings.

“Revolving L/C Credit Extensions” means the collectively reference to the Dollar Revolving L/C Credit Extensions and the Alternative Currency Revolving L/C Credit Extensions.

“Revolving L/C Issuer” means the collectively reference to the Dollar Revolving L/C Issuer and the Alternative Currency Revolving L/C Issuer.

“Revolving L/C Obligations” means, the collective reference to the Dollar Revolving L/C Obligations and the Alternative Currency Revolving L/C Obligations.

“Revolving Letter of Credits” means the collective reference to Dollar Revolving Letters of Credit and Alternative Currency Revolving Letters of Credit.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment and Restatement Effective Date” means the date on which the conditions set forth in Section 4.01 have been satisfied.

“Secured Hedge Agreement” means any Swap Contract permitted under Section 7.03(f) that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.01(c).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, the Security Agreement executed by the Loan Parties, substantially in the form of Exhibit G, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means, collectively, (a) $450,000,000 in aggregate principal amount of the Borrower’s 9⅞% senior dollar fixed rate notes due 2014, (b) $150,000,000 in aggregate principal amount of the Borrower’s dollar floating rate senior unsecured notes due 2014 and (c) €235,000,000 in aggregate principal amount of the Borrower’s euro floating rate senior unsecured notes due 2014.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of August 23, 2006.

“Senior Subordinated Notes” means, collectively, (a) $300,000,000 in aggregate principal amount of the Borrower’s 11⅞% senior subordinated notes due 2016 and (b) €160,000,000 in aggregate principal amount of the Borrower’s 10⅞% senior euro fixed rate notes due 2016.

“Senior Subordinated Notes Indenture” means the Indenture for the Senior Subordinated Notes, dated as of August 23, 2006.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA”.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, Incremental Term Loan, Revolving Commitment Increase that by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”; provided that a Revolving Commitment Increase, for purposes of this “Specified Transaction” definition, shall be deemed to be fully drawn.

“Sponsor” means The Blackstone Group and its Affiliates, but not including, however, any of its portfolio companies.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Sponsor and the Borrower.

“Sponsor Termination Fees” means the one time payment under the Sponsor Management Agreement of a termination fee to the Sponsor and its Affiliates in the event of either a Change of Control or the completion of a Qualifying IPO.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” means, collectively, the Subsidiaries of Holdings that are Guarantors.

“Successor Borrower” has the meaning specified in Section 7.04(d).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means UBS Loan Finance LLC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the aggregate Dollar Amount of the Dollar Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Dollar Revolving Credit Commitments.

“Syndication Agent” means Credit Suisse Securities (USA), LLC, as Syndication Agent under this Agreement.

“Synthetic L/C Letter of Credit” means a Letter of Credit issued under the Post-First Amendment and Restatement Synthetic L/C Facility or pursuant to the Original Credit Agreement.

“Target” means Travelport LLC (formerly known as Cendant Travel Distribution Services Group, Inc.), a Delaware corporation and an indirect wholly owned subsidiary of Cendant Corporation.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 3.01(a).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitments” means the Original Tranche B Dollar Term Commitments, the Delayed Draw Term Commitments and the Euro Term Commitments.

“Term Lender” means an Original Tranche B Dollar Term Lender, a Delayed Draw Term Lender or a Euro Term Lender, as the context may require, and are referred to collectively as the “Term Lenders”.

“Term Loan” means an Original Tranche B Dollar Term Loan, a Delayed Draw Term Loan or a Euro Term Loan, as the context may require, and are referred to collectively as the “Term Loans”.

“Term Note” means an Original Tranche B Dollar Term Note, a Delayed Draw Term Note or a Euro Term Note, as the context may require, and are referred to collectively as the “Term Notes”.

“Test Period” in effect at any time shall mean the most recent period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or fiscal year in such period have been or are required to be delivered pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Target ended June 30, 2006.  A Test Period may be designated by reference to the last day thereof (i.e., the “March 31, 2007 Test Period” refers to the period of four consecutive fiscal quarters of Holdings ended March 31, 2007), and a Test Period shall be deemed to end on the last day thereof.

“Threshold Amount” means (i) prior to the Worldspan Closing Date, $25,000,000 and (ii) on and after the Worldspan Closing Date, $36,250,000.

“Total Assets” means the total assets of the Borrower, Holdings and Holdings’ Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Holdings delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Unaudited Financial Statements.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche B Dollar Term Commitment” means any Original Tranche B Dollar Term Commitment or any Delayed Draw Term Commitment, as the context may require, and are collectively referred to as the “Tranche B Dollar Term Commitments”.

“Tranche B Dollar Term Lender” means, at any time, any Lender that has a Tranche B Dollar Term Commitment or a Tranche B Dollar Term Loan at such time.

“Tranche B Dollar Term Loan” means any Original Tranche B Dollar Term Loan and any Delayed Draw Term Loan.

“Transaction” means the Original Closing Date Transactions and the Worldspan Transactions.

“Type” means, with respect to a Loan denominated in Dollars, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UBS AG, Stamford Branch” means UBS AG, Stamford Branch, and its successors.

“Unaudited Financial Statements” means the Original Closing Date Unaudited Financial Statements and the Worldspan Closing Date Unaudited Financial Statements.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (i) each Subsidiary of Holdings listed on Schedule 1.01C and (ii) any Subsidiary of Holdings designated by the board of directors of Holdings as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the date hereof, and any Subsidiary of such Subsidiary.

“Unused Post-First Amendment and Restatement Synthetic L/C Commitments” means, at any time, the aggregate amount of the Post-First Amendment and Restatement

Synthetic L/C Commitments at such time, less the Outstanding Amount of the Post-First Amendment and Restatement Synthetic L/C Obligations at such time.

“U.S. Lender” has the meaning specified in Section 10.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Worldspan” has the meaning specified in the preliminary statements hereto.

“Worldspan Acquisition” has the meaning specified in the preliminary statements hereto.

“Worldspan Acquisition Consideration” means the total funds required to consummate the Worldspan Acquisition.

“Worldspan Closing Date” means the date on which the conditions set forth in Section 4.02 have been satisfied, which date shall not be later than December 6, 2007.

“Worldspan Closing Date Audited Financial Statements” means (i) the audited combined balance sheets of the Travelport business of Cendant Corporation as of each of December 31, 2006, 2005 and 2004, and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Travelport business of Cendant Corporation for the fiscal years ended December 31, 2006, 2005 and 2004, respectively and (ii) the audited consolidated balance sheets of Worldspan and its Subsidiaries as of each of December 31, 2006, 2005 and 2004, and the related audited consolidated statements of income and cash flows for Worldspan and its Subsidiaries for the fiscal years ended December 31, 2006, 2005 and 2004, respectively.

“Worldspan Closing Date Material Adverse Effect” means any changes, events or conditions that have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of Worldspan and its Subsidiaries, taken as a whole, or that materially impairs the ability of Worldspan and its Subsidiaries to consummate the transactions contemplated by the Worldspan Merger Agreement, other than any changes, events or conditions resulting from: (i) general economic conditions in any of the markets or geographical areas in which any of Worldspan and its Subsidiaries operate, unless such conditions disproportionately affect Worldspan and its Subsidiaries in any material respect; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations, unless such changes disproportionately affect Worldspan and its Subsidiaries in any material respect; (iii) other conditions generally affecting any of the industries in which Worldspan and its Subsidiaries operate, unless such conditions disproportionately affect Worldspan and its Subsidiaries in any material respect; (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, unless such event disproportionately affects Worldspan and its Subsidiaries in any material respect; (v) changes in Laws or in GAAP (or other generally accepted accounting principles applied by any of Worldspan and its Subsidiaries) or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, to which the Borrower has expressly consented; (vii) any item or items set forth in the Company Disclosure Letter to the Worldspan Merger Agreement; (viii) the announcement or pendency of the transactions contemplated by the Worldspan Merger Agreement, including by reason of losses of customers, subscribers or suppliers and including by reason of the identity of the Borrower or any communication by the Borrower regarding the plans or intentions of the Borrower with respect to the conduct of the business of any of Worldspan or its Subsidiaries; (ix) any change, event or circumstance resulting from or relating to, or any action taken by, Borrower or its Subsidiaries (including by means of any agreement or concerted action with Expedia); or (x) any change, event or circumstance resulting from or relating to Worldspan’s and its Subsidiaries’ business relationship with the Borrower, its Affiliates, any investor in the equity or equity equivalents of the Borrower or any portfolio company of any investor in the equity or equity equivalents of the Borrower.  In determining whether changes, events or conditions resulting from or relating to any action taken by Expedia constitute or contribute to a Worldspan Closing Date Material Adverse Effect, anticipated shortfalls of revenue from Expedia (net of any offsetting revenue commitments from airlines) which were disclosed in the projections provided to the Borrower prior to the date of the Worldspan Merger Agreement or in the Company Disclosure Letter to the Worldspan Merger Agreement shall not be considered to constitute or contribute to such determination to the extent such shortfalls (net of such offsetting commitments) were so disclosed.

“Worldspan Closing Date Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(iii).

“Worldspan Closing Date Unaudited Financial Statements” has the meaning specified in Section 4.02(e).

“Worldspan Existing Credit Facilities” means the (a) First Lien Credit Agreement, dated as December 7, 2006, among Worldspan Technologies Inc., WS Holdings LLC, the lenders from time to time party thereto, Credit Suisse, as first lien administrative agent, and other parties signatory thereto and (b) Second Lien Credit Agreement, dated as December 7, 2006, among Worldspan Technologies Inc., WS Holdings LLC, the lenders from time to time party thereto, Credit Suisse, as second lien administrative agent, and other parties signatory thereto, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Worldspan Loan Parties” means, collectively, Worldspan and each of its Subsidiaries that is a Guarantor.

“Worldspan Merger Agreement” has the meaning specified in the preliminary statements hereto.

“Worldspan PIK Notes” means (a) the unsecured pay-in-kind Subordinated Note Due December 7, 2015, dated December 7, 2006, in the aggregate original principal amount of $125,000,000 issued by Worldspan Technologies Inc. and payable to Holdings and (b) the unsecured pay-in-kind Subordinated Notes Due December 7, 2015, dated December 7, 2006, in the aggregate original principal amount of $125,000,000 issued by Worldspan Technologies Inc. and payable to Travelport Worldwide Limited.

“Worldspan Transactions” means (i) the repayment of substantially all existing Indebtedness of Worldspan, including without limitation, the repayment in full of Worldspan Existing Credit Facilities, but excluding any Indebtedness set forth on Schedule 7.03, (ii) the payment of the Worldspan Acquisition Consideration, (iii) the funding of the Delayed Draw Term Loans on the Worldspan Closing Date, (iv) the increase in the Dollar Revolving Credit Commitments on the Worldspan Closing Date, (v) the funding of the New Post-First Amendment and Restatement Credit-Linked Deposits and the issuance of Letters of Credit thereunder on the Worldspan Closing Date, (vi) consummation of any other related transactions in connection with the foregoing and (vii) the payment of costs and expenses related to the foregoing.

SECTION 1.02       Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)           (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03       Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

SECTION 1.04       Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05       References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06       Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.07       Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

SECTION 1.08       Currency Equivalents Generally.

(a)           Any amount specified in this Agreement (other than in Articles II, IX and X or as set forth in paragraph (b) of this Section) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than

Dollars, such equivalent amount to be determined at the rate of exchange quoted by the Reuters World Currency Page for the applicable currency at 11:00 a.m. (London time) on such day (or, in the event such rate does not appear on any Reuters World Currency Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such agreement, such rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later); provided that the determination of any Dollar Amount shall be made in accordance with Section 2.15.  Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

(b)           For purposes of determining compliance under Sections 7.02, 7.05, 7.06 and 7.11, any amount in a currency other than Dollars will be converted to Dollars based on the average Exchange Rate for such currency for the most recent twelve-month period immediately prior to the date of determination determined in a manner consistent with that used in calculating EBITDA for the applicable period; provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

SECTION 1.09       Effect of this Agreement on the First Amended and Restated Credit Agreement and the Other Loan Documents.  Upon satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in Section 4.01, this Agreement shall be binding on the Borrower, the Agents, the Lenders and the other parties hereto and the provisions of the First Amended and Restated Credit Agreement shall be replaced by the provisions of this Agreement; provided that (i) all Loans, Letters of Credit or other Credit Extensions outstanding under the First Amended and Restated Credit Agreement shall continue as Loans, Letters of Credit or other Credit Extensions, as applicable, under this Agreement (and, in the case of Eurocurrency Loans, with the same Interest Periods as were applicable to such Eurocurrency Loans immediately prior to the Restatement Effective Date), (ii) all amounts owing by the Borrower under the First Amended and Restated Credit Agreement to any Person in respect of accrued and unpaid interest and fees on the Loans, Commitments and Letters of Credit shall continue to be due and owing on such Loans, Commitments and Letters of Credit under this Agreement and (iii) any Person entitled to the benefits of Article III or Section 10.05 of the First Amended and Restated Credit Agreement shall continue to be entitled to the benefits of the corresponding provisions of this Agreement.  Upon the effectiveness of this Agreement in accordance with Section 4.01, each Loan Document that was in effect immediately prior to the Second Amendment and Restatement Effective Date shall continue to be effective and, unless the context otherwise requires, any reference to the First Amended and Restated Credit Agreement contained therein shall be deemed to refer to this Agreement and any reference to the Term Loans shall be deemed to refer to the Euro Term Loans, the Original Tranche B Dollar Term Loans and Delayed Draw Term Loans taken together.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01       The Loans.

(a)           The Tranche B Dollar Term Borrowings.

(i) Subject to the terms and conditions set forth in the First Amended and Restated Credit Agreement, each Original Tranche B Dollar Term Lender made to the Borrower a single loan denominated in Dollars in a Dollar Amount equal to such Original Tranche B Dollar Term Lender’s Original Tranche B Dollar Term Commitment on the First Amendment and Restatement Effective Date.  Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed.  Original Tranche B Dollar Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(ii)  Subject to the terms and conditions set forth in this Agreement, each Delayed Draw Term Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a Dollar Amount equal to such Delayed Draw Term Lender’s Delayed Draw Term Commitment on the Worldspan Closing Date.  Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed.  Delayed Draw Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.  If not drawn before 5:00 p.m. New York City time on December 6, 2007, the Delayed Draw Term Commitments shall expire on such date and shall from and after such time be of no further force or effect.

(b)           The Euro Term Borrowings.  Subject to the terms and conditions set forth herein, each Euro Term Lender made to the Borrower a single loan denominated in Euros in a Dollar Amount equal to such Euro Term Lender’s Euro Term Commitment on the Original Closing Date.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.  Euro Term Loans must be Eurocurrency Rate Loans, as further provided herein.

(ii)           The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein (i) each Dollar Revolving Credit Lender severally agrees to make loans denominated in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Dollar Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date (provided that no Dollar Revolving Credit Loans in excess of the aggregate amount of the available Dollar Revolving Credit Commitments in effect immediately prior to the Worldspan Closing Date shall be available on the Worldspan Closing Date), in an aggregate

Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Dollar Revolving Credit Commitment; provided that after giving effect to any Dollar Revolving Credit Borrowing, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Dollar Revolving L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit Commitment; and (ii) each Alternative Currency Revolving Credit Lender severally agrees to make loans denominated in an Alternative Currency to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, an “Alternative Currency Revolving Credit Loan”) from time to time, on any Business Day until the Maturity Date (provided that no Alternative Currency Revolving Credit Loans in excess of the aggregate amount of the available Alternative Currency Revolving Credit Commitments in effect immediately prior to the Worldspan Closing Date shall be available on the Worldspan Closing Date), in an aggregate Dollar Amount not to exceed at any time outstanding the amount of such Lender’s Alternative Currency Revolving Credit Commitment; provided that after giving effect to any Alternative Currency Revolving Credit Borrowing, the aggregate Outstanding Amount of the Alternative Currency Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Alternative Currency Revolving L/C Obligations shall not exceed such Lender’s Alternative Currency Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Dollar Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, and Alternative Currency Revolving Credit Loans must be Eurocurrency Rate Loans, as further provided herein.  Upon the increase in the Dollar Revolving Credit Commitments pursuant to this Agreement, each Dollar Revolving Credit Lender immediately prior to such increase (each, an “Original Dollar Revolving Credit Lender”) will automatically and without further action be deemed to have assigned to each Dollar Revolving Credit Lender becoming a party to this Agreement upon such increase (each, a “New Dollar Revolving Credit Lender”) and each Original Dollar Revolving Credit Lender whose Dollar Revolving Credit Commitment hereunder is increased on the Worldspan Closing Date (each, an “Increased Original Dollar Revolving Credit Lender”), and each such New Dollar Revolving Credit Lender and Increased Original Dollar Revolving Credit Lender will automatically and without further action be deemed to have assumed, a portion of such Original Dollar Revolving Credit Lender’s participations hereunder in outstanding Dollar Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Dollar Revolving Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Dollar Revolving Credit Lender will equal the percentage of the aggregate Dollar Revolving Credit Commitments of all Dollar Revolving Credit Lenders represented by such Dollar Revolving Credit Lender’s

Dollar Revolving Credit Commitment.  On the Worldspan Closing Date each Increased Original Dollar Revolving Credit Lender and New Dollar Revolving Credit Lender shall fund an amount equal to the product of (x) such Increased Original Dollar Revolving Credit Lender’s or New Dollar Revolving Credit Lender’s Pro Rata Share (after giving effect to the increase in Revolving Credit Commitments to occur on the Worldspan Closing Date, it being understood that as applied to any Increased Original Dollar Revolving Credit Lender, such Pro Rata Share shall be calculated solely with respect to the amount its Revolving Credit Commitment after giving effect to the Worldspan Closing Date exceeds its Revolving Credit Commitment without giving effect to the Worldspan Closing Date (the “Increased Original Revolving Credit Commitment”)), times (y) the aggregate amount of Revolving Credit Loans outstanding immediately prior to the Worldspan Closing Date.  On the Worldpsan Closing Date, each Revolving Credit Lender (other than any Increased Original Dollar Revolving Credit Lender or New Dollar Revolving Credit Lender) shall receive its Pro Rata Share (before giving effect to the increase in Revolving Credit Commitments to occur on the Worldspan Closing Date) of the total amount funded by the Increased Original Dollar Revolving Credit Lenders and New Dollar Revolving Credit Lenders pursuant to the previous sentence.  For the avoidance of doubt, each Increased Original Dollar Revolving Credit Lender or New Dollar Revolving Credit Lender shall fund any Borrowings requested by the Borrower on the Worldspan Closing Date in accordance with the other provisions hereof.

(c)           The Post-First Amendment and Restatement Credit-Linked Deposits.

(i)            Subject to the terms and conditions set forth herein, each Original Post-First Amendment and Restatement Synthetic L/C Lender severally remitted to the Administrative Agent on the First Amendment and Restatement Effective Date an amount in Dollars equal to such Lender’s Original Post-First Amendment and Restatement Synthetic L/C Commitment as its Post-First Amendment and Restatement Credit-Linked Deposit.  The Administrative Agent deposited all such amounts received by it into the Post-First Amendment and Restatement Credit-Linked Deposit Account promptly upon receipt thereof.  Each Original Post-First Amendment and Restatement Synthetic L/C Lender irrevocably and unconditionally agrees that its Post-First Amendment and Restatement Credit-Linked Deposit shall be available (i) to pay to the Post-First Amendment and Restatement Synthetic L/C Issuer such Lender’s Pro Rata Share of any Unreimbursed Amount in respect of any Synthetic L/C Letter of Credit that is not reimbursed by the Borrower and (ii) to fund such Lender’s Post-First Amendment and Restatement Synthetic L/C Loans, in each case, pursuant to Section 2.03(c).  Post-First Amendment and Restatement Synthetic L/C Loans may be prepaid without reducing the Post-First Amendment and Restatement Synthetic L/C Commitments; provided, however, that Post-First Amendment and Restatement Synthetic L/C Loans may not be reborrowed as such.

(ii) Subject to the terms and conditions set forth herein, each New Post-First Amendment and Restatement Synthetic L/C Lender severally agrees to remit to the Administrative Agent on the Worldspan Closing Date an amount in Dollars equal to such

Lender’s New Post-First Amendment and Restatement Synthetic L/C Commitment as its Post-First Amendment and Restatement Credit-Linked Deposit.  The Administrative Agent shall deposit all such amounts received by it into the Post-First Amendment and Restatement Credit-Linked Deposit Account promptly upon receipt thereof.  Each Original Post-First Amendment and Restatement Synthetic L/C Lender irrevocably and unconditionally agrees that its Post-First Amendment and Restatement Credit-Linked Deposit shall be available (i) to pay to the Post-First Amendment and Restatement Synthetic L/C Issuer such Lender’s Pro Rata Share of any Unreimbursed Amount in respect of any Synthetic L/C Letter of Credit that is not reimbursed by the Borrower and (ii) to fund such Lender’s Post-First Amendment and Restatement Synthetic L/C Loans, in each case, pursuant to Section 2.03(c).  Post-First Amendment and Restatement Synthetic L/C Loans may be prepaid without reducing the Post-First Amendment and Restatement Synthetic L/C Commitments; provided, however, that Post-First Amendment and Restatement Synthetic L/C Loans may not be reborrowed as such.

(d)       No Person (other than the Administrative Agent) shall have the right to make any withdrawal from the Post-First Amendment and Restatement Credit-Linked Deposit Account or to exercise any other right or power with respect thereto.  Each Post-First Amendment and Restatement Synthetic L/C Lender agrees that its right, title and interest in and to the Post-First Amendment and Restatement Credit-Linked Deposit Account shall be limited to the right to require its Post-First Amendment and Restatement Credit-Linked Deposit to be applied as provided in Section 2.03(c) and that it will have no right to require the return of its Post-First Amendment and Restatement Credit-Linked Deposit other than as expressly provided in Section 2.06.  Each Post-First Amendment and Restatement Synthetic L/C Lender hereby acknowledges that (i) its Post-First Amendment and Restatement Credit-Linked Deposit constitutes payment for its participations in Synthetic L/C Letters of Credit issued, deemed issued or to be issued hereunder, (ii) its Post-First Amendment and Restatement Credit-Linked Deposit and any investments made therewith shall secure its obligations to the Post-First Amendment and Restatement Synthetic L/C Issuer hereunder (each Post-First Amendment and Restatement Synthetic L/C Lender hereby grants to the Administrative Agent, for the benefit of the Post-First Amendment and Restatement Synthetic L/C Issuer, a security interest in its Post-First Amendment and Restatement Credit-Linked Deposit and all of its rights in the Post-First Amendment and Restatement Credit-Linked Deposit Account to secure its obligations under Section 2.01(d) and agrees that the Administrative Agent, as holder of the Post-First Amendment and Restatement Credit-Linked Deposits and any investments made therewith, will be acting as collateral agent for the Post-First Amendment and Restatement Synthetic L/C Issuer) and (iii) the Post-First Amendment and Restatement Synthetic L/C Issuer will be issuing, amending, renewing and extending Synthetic L/C Letters of Credit in reliance on the availability of such Lender’s Post-First Amendment and Restatement Credit-Linked Deposit to discharge such Lender’s obligations in connection with any Unreimbursed Amount in respect thereof in accordance with Section 2.03(c).  The Post-First Amendment and Restatement Synthetic L/C Issuer hereby appoints the Administrative Agent as its collateral agent for the purpose of holding the Post-First Amendment and Restatement Credit-Linked Deposits, any investments made therewith and the Post-First Amendment and Restatement Credit-Linked Deposit Account.  The Administrative Agent hereby grants a security interest to the Post-First Amendment and Restatement Synthetic L/C Issuer in all of its rights, title and interest to the Post-First Amendment and Restatement Credit-Linked Deposit Account.  The funding of the Post-First Amendment and Restatement Credit-Linked Deposits and the agreements with respect thereto set forth in this Agreement constitute arrangements among the Administrative Agent, the Post-First Amendment and Restatement Synthetic L/C Issuer and the Post-First Amendment and Restatement Synthetic L/C Lenders with respect to the funding obligations of such Lenders under this Agreement, and the Post-First Amendment and Restatement Credit-Linked Deposits do not constitute assets of, or loans or extensions of credit to, any Loan Party.  Without limiting the generality of the foregoing, each party hereto acknowledges and agrees that the Post-First Amendment and Restatement Credit-Linked Deposits are and at all times will continue to be property of the Post-First Amendment and Restatement Synthetic L/C Lenders, and that no amount on deposit at any time in the Post-First Amendment and Restatement Credit-Linked Deposit Account shall be the property of any Loan Party, constitute “Collateral” under the Loan Documents or otherwise be available in any manner to satisfy any Obligations of any Loan Party under the Loan Documents.

SECTION 2.02       Borrowings, Conversions and Continuations of Loans.

(a)       Each Term Borrowing, each Revolving Credit Borrowing, each Post-First Amendment and Restatement Synthetic L/C Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time or London, England time in the case of any Borrowing denominated in an Alternative Currency) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Dollars or any conversion of Base Rate Loans to Eurocurrency Rate Loans denominated in Dollars, (ii) four (4) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in an Alternative Currency, and (iii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of (x) $2,500,000 or a whole multiple of $500,000 in excess thereof in the case of Tranche B Dollar Term Loans, (y) €2,500,000 or a whole multiple of €500,000 in excess thereof in the case of Euro Term Loans or Alternative

Currency Loans denominated in Euros or (z) £2,500,000 or a whole multiple of £500,000 in excess thereof in the case of Alternative Currency Loans denominated in Sterling.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Dollar Revolving Credit Borrowing, an Alternative Currency Revolving Credit Borrowing, a Post-First Amendment and Restatement Synthetic L/C Borrowing, a conversion of Tranche B Dollar Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the currency in which the Loans to be borrowed are to be denominated, (v) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto.  If with respect to Loans denominated in Dollars the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans, Revolving Credit Loans or Post-First Amendment and Restatement Synthetic L/C Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurocurrency Rate Loans denominated in an Alternative Currency), it will be deemed to have specified an Interest Period of one (1) month.  If no currency is specified, the requested Borrowing shall be in Dollars.

(b)       Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than 1:00 p.m. (London time) in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.03 (and if such Borrowing is the Credit Extension on the Worldspan Closing Date, Section 4.02), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of UBS AG, Stamford Branch with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)       Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)       The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in UBS AG, Stamford Branch prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)       After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than fifteen (15) Interest Periods in effect.

(f)        The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)       Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may, with the Borrower’s consent, assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If the Administrative

Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error.  If such Lender’s portion of such Borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such the date of such Borrowing, the Administrative Agent shall also be entitled to recover such amount with interest thereon accruing from the date on which the Administrative Agent made the funds available to the Borrower at the rate per annum applicable to ABR Loans under the relevant Facility (except in the case of any Euro Term Loans, in which case such amount shall bear interest at the rate applicable to Eurocurrency Rate Loans), on demand, from the Borrower.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and the Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(g) shall cease.

SECTION 2.03       Letters of Credit.

(a)              The Letter of Credit Commitments.

(i)               On and after the Original Closing Date the Existing Letters of Credit will constitute Letters of Credit under this Agreement and for purposes hereof will be deemed to have been issued on the Original Closing Date or the Worldspan Closing Date, as applicable.

(ii)              Subject to the terms and conditions set forth herein, (A)(1) each Dollar Revolving L/C Issuer agrees, in reliance upon the agreements of the other Dollar Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Original Closing Date until the Letter of Credit Expiration Date applicable to Dollar Revolving Letters of Credit issued under the Dollar Revolving Credit Facility, to issue Dollar Revolving Letters of Credit for the account of the Borrower (provided, that any Dollar Revolving Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Dollar Revolving Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Dollar Revolving Letters of Credit and (2) the Dollar Revolving Credit Lenders severally agree to participate in Dollar Revolving Letters of Credit issued pursuant to this Section 2.03, (B)(1) each Alternative Currency Revolving L/C Issuer agrees, in reliance upon the agreements of the other Alternative Currency Revolving Credit Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the Original

Closing Date until the Letter of Credit Expiration Date applicable to Alternative Currency Revolving Letters of Credit issued under the Alternative Currency Revolving Credit Facility, to issue Alternative Currency Revolving Letters of Credit denominated in an Alternative Currency for the account of the Borrower (provided, that any Alternative Currency Revolving Letter of Credit may be for the benefit of any Subsidiary of the Borrower) and to amend or renew Alternative Currency Revolving Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Alternative Currency Revolving Letters of Credit and (2) the Alternative Currency Revolving Credit Lenders severally agree to participate in Alternative Currency Revolving Letters of Credit issued pursuant to this Section 2.03 and (C)(1) each Post-First Amendment and Restatement Synthetic L/C Issuer agrees, in reliance upon the agreements of the other Post-First Amendment and Restatement Synthetic L/C Lenders set forth in this Section 2.03, (x) from time to time on any Business Day during the period from the First Amendment and Restatement Effective Date until the Letter of Credit Expiration Date applicable to the Post-First Amendment and Restatement Synthetic L/C Facility, to issue Synthetic L/C Letters of Credit for the account of the Borrower (provided, that any Synthetic L/C Letter of Credit may be for the benefit of any Subsidiary) and to amend or renew Synthetic L/C Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (y) to honor drafts under the Synthetic L/C Letters of Credit and (2) the Post-First Amendment and Restatement Synthetic L/C Lenders severally agree to participate in Synthetic L/C Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (I)(x) the Dollar Revolving Credit Exposure of any Lender would exceed such Lender’s Dollar Revolving Credit Commitment, (y) the Alternative Currency Revolving Credit Exposure of any Lender would exceed such Lender’s Alternative Currency Revolving Credit Commitment or (z) the Outstanding Amount of the Dollar Revolving L/C Obligations would exceed the Dollar Revolving Letter of Credit Sublimit or (II) in the case of the Synthetic L/C Letters of Credit, the Post-First Amendment and Restatement Synthetic L/C Exposure would exceed the sum of such Lender’s Post-First Amendment and Restatement Credit-Linked Deposit and its Pro Rata Share of the outstanding Post-First Amendment and Restatement Synthetic L/C Loans.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  If the Borrower shall fail to specify whether any requested Letter of Credit is to be a Revolving Letter of Credit or a Synthetic L/C Letter of Credit, then the requested Letter of Credit shall be deemed to be a Synthetic L/C Letter of Credit unless the issuance thereof would not be permitted by the foregoing provisions of this paragraph, in which case it shall be deemed to be a Revolving Letter of Credit.  Notwithstanding any such specification or deemed specification, the Borrower may request in writing that a Letter of Credit issued under either Revolving Credit Facility or the Post-First Amendment and Restatement Synthetic L/C Facility be deemed to be issued under any other Facility (and such redesignation shall become effective on the date of receipt by the Administrative Agent of such written request which shall be a Business Day) so long as if at the time of the Administrative Agent’s receipt of such request the issuance of such a Letter of Credit would be permitted under such Facility by the foregoing provisions of this paragraph.  All Synthetic L/C Letters of Credit will be denominated in Dollars.

(iii)             An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)              any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Original Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Original Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)                subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit (other than the Letters of Credit listed on Schedule 2.03(a)(iii)(B)) would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)                the expiry date of such requested Letter of Credit would occur after applicable Letter of Credit Expiration Date, unless all the Dollar Revolving Credit Lenders or Post-First Amendment and Restatement Synthetic L/C Lenders, as applicable, have approved such expiry date; or

(D)               the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer.

(iv)            An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)         Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i)               Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:00 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (g) the currency in which the request Letter of Credit will be denominated; and (h) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)              Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of (x) each Dollar Revolving Letter of Credit, each Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Dollar Revolving Letter of Credit in an amount equal to the product of such Dollar Revolving Credit Lender’s Pro Rata Share times the amount of such Dollar Revolving Letter of Credit, (y) each Alternative Currency Revolving Letter of Credit, each Alternative Currency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Alternative Currency Revolving Letter of Credit in an amount equal to the product of such Alternative Currency Revolving Credit Lender’s Pro Rata Share times the amount of such Alternative Currency Revolving Letter of Credit and (z) each Synthetic L/C Letter of Credit, each Post-First Amendment and Restatement Synthetic L/C Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, acquire from the relevant L/C Issuer a risk participation in such Synthetic L/C Letter of Credit in an amount equal to the product of such Post-First Amendment and Restatement Synthetic L/C Lender’s Pro Rata Share times the amount of such Synthetic L/C Letter of Credit.

(iii)             If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the applicable Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or Post-First Amendment and Restatement Synthetic L/C Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.03 is not then satisfied.

(iv)            Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)               Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. on the Business Day immediately following the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the Dollar Amount thereof in the case of an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, (x) in the case of an Unreimbursed Amount under a Dollar Revolving Letter of Credit, the Borrower shall be deemed to have requested a Dollar Revolving Credit Borrowing of Base Rate Loans, (y) in the case of an Unreimbursed Amount under an Alternative Currency Revolving Letter of Credit, the Borrower shall be deemed to have requested an Alternative Currency Revolving Credit Borrowing of Eurocurrency Rate Loans and (z) in the case of an Unreimbursed Amount under a Synthetic L/C Letter of Credit, the Borrower shall be deemed to have requested a Post-First Amendment and Restatement Synthetic L/C Borrowing of Eurocurrency Rate Loans as described in clause (viii) below, in each case to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Eurocurrency Rate Loans or Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and Revolving Credit Lenders or the unutilized portion of the Post-First Amendment and Restatement Synthetic L/C Commitments of the Post-First Amendment and Restatement Synthetic L/C Lenders, as applicable, and subject, in each case, to the conditions set forth in Section 4.03 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)              Each Dollar Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Revolving L/C Issuer at the Administrative

Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of a Dollar Revolving Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant Revolving L/C Issuer.  Each Alternative Currency Revolving Credit Lender (including any such Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant Revolving L/C Issuer at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of any Unreimbursed Amount in respect of an Alternative Currency Revolving Letter of Credit not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Alternative Currency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant Revolving L/C Issuer.

(iii)             With respect to any Unreimbursed Amount in respect of a Dollar Revolving Letter of Credit that is not fully refinanced by a Dollar Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Revolving L/C Issuer a Dollar Revolving L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Dollar Revolving L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Revolving L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Dollar Revolving L/C Borrowing and shall constitute a Dollar Revolving L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.  With respect to any Unreimbursed Amount in respect of an Alternative Currency Revolving Letter of Credit that is not fully refinanced by an Alternative Currency Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.03 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant Revolving L/C Issuer an Alternative Currency Revolving L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which Alternative Currency Revolving L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Alternative Currency Revolving Credit Lender’s payment to the Administrative Agent for the account of the relevant Revolving L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Alternative Currency Revolving L/C Borrowing and shall constitute an Alternative Currency Revolving L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Revolving Credit Lender funds its Revolving Credit Loan or Revolving L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant Revolving L/C Issuer for any amount drawn under any Revolving Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant Revolving L/C Issuer.

(v)           Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or Revolving L/C Advances to reimburse a Revolving L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant Revolving L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.03 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of a Revolving L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant Revolving L/C Issuer for the amount of any payment made by such Revolving L/C Issuer under any Revolving Letter of Credit, together with interest as provided herein.

(vi)          If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant Revolving L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Revolving L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Revolving L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the relevant Revolving L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(vii)         If, at any time after a Revolving L/C Issuer has made a payment under any Revolving Letter of Credit and has received from any Revolving Credit Lender such Lender’s Revolving L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such Revolving L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Revolving L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(viii)        If the Post-First Amendment and Restatement Synthetic L/C Issuer shall not have received from the Borrower the payment required to be made by Section 2.03(c)(i) with respect to any Synthetic L/C Letter of Credit within the time specified in such Section, the Post-First Amendment and Restatement Synthetic L/C Issuer will promptly notify the Administrative Agent of the Unreimbursed Amount and the Administrative Agent will promptly notify each Post-First Amendment and Restatement Synthetic L/C Lender of such Unreimbursed Amount and its Pro Rata Share thereof.  Each Post-First Amendment and Restatement Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse the Post-First Amendment and Restatement Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Post-First Amendment and Restatement Credit-Linked Deposits on deposit with the Administrative Agent in the Post-First Amendment and Restatement Credit-Linked Deposit Account (it being understood that such amount shall be deemed to constitute a Post-First Amendment and Restatement Synthetic L/C Loan (which shall initially be a Eurocurrency Rate Loan as set forth in clause (ix) below) of such Lender and such payment shall have reduced the Post-First Amendment and Restatement Credit-Linked Deposits in a like amount) (it being further understood that if the conditions precedent to borrowing set forth in Section 4.03 have not been met, then such amount shall not constitute a Post-First Amendment and Restatement Synthetic L/C Loan and shall not relieve the Borrower of its obligation to reimburse such Unreimbursed Amount), and the Administrative Agent will promptly pay to the Post-First Amendment and Restatement Synthetic L/C Issuer such amounts.  Notwithstanding anything herein to the contrary, the funding obligation of each Post-First Amendment and Restatement Synthetic L/C Lender in respect of its participation in Synthetic L/C Letters of Credit shall be satisfied in full upon the funding of its Post-First Amendment and Restatement Credit-Linked Deposit.  Any amounts received by the Administrative Agent thereafter pursuant to Section 2.03(c) in respect of an Unreimbursed Amount under a Synthetic L/C Letter of Credit will be promptly remitted by the Administrative Agent to the Post-First Amendment and Restatement Credit-Linked Deposit Account (it being understood that, thereafter, such amounts will be available to reimburse the Post-First Amendment and Restatement Synthetic L/C Issuer in accordance with the preceding sentence of this paragraph).

(ix)           On each date on which the Administrative Agent charges the Post-First Amendment and Restatement Credit-Linked Deposit Account to reimburse an Unreimbursed Amount in respect of a Synthetic L/C Letter of Credit as provided in Section 2.03(c)(viii), if such amount is deemed to be a Post-First Amendment and Restatement Synthetic L/C Loan, the Borrower shall have the right either to reimburse such amount or to allow such amount to remain outstanding as a Post-First Amendment and Restatement Synthetic L/C Loan with an initial Interest Period coincident with the then-applicable Interest Periods for the Post-First Amendment and Restatement Credit-Linked Deposits, subject to subsequent conversion in accordance with Section 2.02.

(x)            If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), (1) in the case of a Revolving Letter of Credit, each Revolving Lender shall pay to the Administrative Agent for the account of such Revolving L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect and (2) in the case of a Synthetic L/C Letter of Credit, each Post-First Amendment and Restatement Synthetic L/C Lender hereby authorizes the Administrative Agent to reimburse such Post-First Amendment and Restatement Synthetic L/C Issuer solely from such Lender’s Pro Rata Share of the Post-First Amendment and Restatement Credit-Linked Deposits on deposit with the Administrative Agent in the Post-First Amendment and Restatement Credit-Linked Deposit Account, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Eurocurrency Rate for Term Loans.

(d)           Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(e)           Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (iii) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(f)            Cash Collateral.  (i) If any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the Revolving L/C Obligations pursuant to Section 8.02(c) or (ii) an Event of Default set forth under Section 8.01(f) or (g) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all Revolving L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default), and shall do so not later than 2:00 p.m., New York City time, on (x) in the case of the immediately preceding clause (i), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon, New York City time, or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (ii), the Business Day on which an Event of Default set forth under Section 8.01(f) or (g) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant Revolving L/C Issuer and the Revolving Credit Lenders, as collateral for the Revolving L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant Revolving L/C Issuer (which documents are hereby consented to by the Revolving Credit Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at UBS AG, Stamford Branch and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all Revolving L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at UBS AG, Stamford Branch as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Revolving Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such Revolving L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.  If such Event of Default is cured or waived and no other Event of Default is then occurring and continuing, the amount of any Cash Collateral shall be refunded to the Borrower.

(g)           Letter of Credit Fees.

(i)The Borrower shall pay to the Administrative Agent for the account of each Dollar Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Dollar Revolving Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Dollar Revolving Letter of Credit (whether or not such maximum amount is then in effect under such Dollar Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Dollar Revolving Letter of Credit).  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Dollar Revolving Letter of Credit, on the Letter of Credit Expiration Date relating to Dollar Revolving Letters of Credit and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Dollar Revolving Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(ii)The Borrower shall pay to the Administrative Agent for the account of each Alternative Currency Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Alternative Currency Revolving Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Alternative Currency Revolving Letter of Credit (whether or not such maximum amount is then in effect under such Alternative Currency Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Alternative Currency Revolving Letter of Credit).  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Alternative Currency Revolving Letter of Credit, on the Letter of Credit Expiration Date relating to Alternative Currency Revolving Letters of Credit and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Alternative Currency Revolving Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(h)           Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Revolving Letter of Credit issued by it equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Revolving Letter of Credit (whether or not such maximum amount is then in effect under such Revolving Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Revolving Letter of Credit).  Such fronting fees shall be computed on a quarterly basis in arrears.  Such fronting fees shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Revolving Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(i)            Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)            Addition of a Revolving L/C Issuer.

(i)A Dollar Revolving Credit Lender may become an additional Dollar Revolving L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Dollar Revolving Credit Lender.  The Administrative Agent shall notify the Dollar Revolving Credit Lenders of any such additional Dollar Revolving L/C Issuer.

(ii)An Alternative Currency Revolving Credit Lender may become an additional Alternative Currency Revolving L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Alternative Currency Revolving Credit Lender.  The Administrative Agent shall notify the Alternative Currency Revolving Credit Lenders of any such additional Alternative Currency Revolving L/C Issuer.

(k)           Post-First Amendment and Restatement Credit-Linked Deposit Account.

(i)Each of the Administrative Agent, the Post-First Amendment and Restatement Synthetic L/C Issuer and each Post-First Amendment and Restatement Synthetic L/C Lender hereby acknowledges and agrees that (x) each Post-First Amendment and Restatement Synthetic L/C Lender is funding or has funded, as the case may be, its Post-First Amendment and Restatement Credit-Linked Deposit to the Administrative Agent for application in the manner contemplated by Section 2.03(c)(viii) and (y) the Administrative Agent may invest the Post-First Amendment and Restatement Credit-Linked Deposits in such investments as may be determined from time to time by the Administrative Agent.  The Administrative Agent hereby agrees to pay to each Post-First Amendment and Restatement Synthetic L/C Lender, on each Interest Payment Date for the Post-First Amendment and Restatement Credit-Linked Deposits, interest (computed on the basis of the actual number of days elapsed over a year of 360 days) on the amount of such Post-First Amendment and Restatement Synthetic L/C Lender’s Pro Rata Share of the aggregate amount of the Post-First Amendment and Restatement Credit-Linked Deposits during such Interest Period at a rate per annum equal to the Eurocurrency

     Rate for such Interest Period less the Post-First Amendment and Restatement Credit-Linked Deposit Cost Amount.  With respect to any Interest Period during which a Post-First Amendment and Restatement Synthetic L/C Loan is deemed made, the Administrative Agent shall determine the amount of interest payable by the Borrower on such Post-First Amendment and Restatement Synthetic L/C Loan for the portion of such Interest Period during which such Post-First Amendment and Restatement Synthetic L/C Loan is outstanding and the amount of interest payable by the Administrative Agent on the Post-First Amendment and Restatement Credit-Linked Deposits during such Interest Period pursuant to the applicable provisions of this Agreement, and such determination shall be conclusive absent manifest error.

(ii)None of Holdings, the Borrower or any Subsidiary shall have any right, title or interest in or to the Post-First Amendment and Restatement Credit-Linked Deposit Account or the Post-First Amendment and Restatement Credit-Linked Deposits or obligations with respect thereto other than as expressly provided in this Agreement.  Without limiting the foregoing, the obligation to return the Post-First Amendment and Restatement Credit-Linked Deposits to the Post-First Amendment and Restatement Synthetic L/C Lenders is solely an obligation of the Administrative Agent, and none of Holdings, the Borrower or any Subsidiary shall have any liability or obligation in respect of the principal amount of the Post-First Amendment and Restatement Credit-Linked Deposits.

(l)            Post-First Amendment and Restatement Synthetic L/C Facility.  Notwithstanding anything to the contrary, the Letters of Credit under the Post-First Amendment and Restatement Synthetic L/C Facility shall only be issued by the Post-First Amendment and Restatement Synthetic L/C Issuer.

SECTION 2.04            Swing Line Loans.

(a)           The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day (other than the Original Closing Date and the Worldspan Closing Date) until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Dollar Revolving Credit Loans and Dollar Revolving L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Dollar Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Dollar Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Dollar Revolving L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Dollar Revolving Credit

Commitment then in effect; provided further that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Swing Line Loans shall only be denominated in Dollars.  Immediately upon the making of a Swing Line Loan, each Dollar Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 (and any amount in excess of $100,000 shall be an integral multiple of $25,000), and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Dollar Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.03 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)           Refinancing of Swing Line Loans.

(i)            The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Dollar Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section

2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Dollar Revolving Credit Commitments and the conditions set forth in Section 4.03.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Dollar Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Dollar Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)           If for any reason any Swing Line Loan cannot be refinanced by such a Dollar Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Dollar Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Dollar Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Dollar Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Dollar Revolving Credit Lender’s obligation to make Dollar Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.03.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)           Repayment of Participations.

(i)            At any time after any Dollar Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)           If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Dollar Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)           Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Dollar Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)            Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05            Prepayments.

(a)           Optional.

(i)            The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans, Revolving Credit Loans and Post-First Amendment and Restatement Synthetic L/C Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:00 p.m. (New York, New York time or London, England time in the case of Loans denominated in an Alternative Currency) (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (B) four (4) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in an Alternative Currency and (C) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of (x) $2,500,000 or a whole multiple of $500,000 in excess thereof in the case of Tranche B Dollar Term Loans, (y) €2,500,000 or a whole multiple of €500,000 in excess thereof in the case of Euro Term Loans or Alternative Currency Loans denominated in Euros or (z) £2,500,000 or a whole multiple of £500,000 in excess thereof in the case of Alternative Currency Loans denominated in Sterling; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding (it being understood that Base Rate Loans shall be denominated in Dollars only).  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by a Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of principal of, and interest on, Alternative Currency Loans shall be made in the relevant Alternative Currency (even if Borrower is required to convert currency to do so).  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)           The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  All Swing Line Loans shall be denominated in Dollars only.

(iii)          Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(iv)          Each voluntary prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower.

(v)           Voluntary prepayments of Post-First Amendment and Restatement Synthetic L/C Loans made other than in connection with a corresponding reduction of the Post-First Amendment and Restatement Synthetic L/C Commitments shall be made to the Administrative Agent, which shall promptly remit the same to the Post-First Amendment and Restatement Credit-Linked Deposit Account.

(b)           Mandatory.

(i)            Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate Dollar Amount of Term Loans equal to (A) 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the fiscal year ended December 31, 2007) minus (B) the sum of (i) all voluntary prepayments of Term Loans during such fiscal year and (ii) all voluntary prepayments of Revolving Credit Loans during such fiscal year to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (i) and (ii), to the extent such prepayments are not funded with the proceeds of Indebtedness; provided that (x) the ECF Percentage shall be 25% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than 4.25:1 and greater than or equal to 3.25:1 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than 3.25:1.

(ii)           (A)  If (x) Holdings, the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (g) or (h)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by Holdings, the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate Dollar Amount of Term Loans equal to 100% (or, in the case of a Disposition made solely pursuant to Section 7.05(o), such lesser percentage of Net Cash Proceeds as may be specified in Section 7.05(o) with respect to such Disposition) of all Net Cash Proceeds realized or received; provided that, other than in the case of a Disposition made pursuant to Section 7.05(n), no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) (which notice may only be provided if no Event of Default has occurred and is then continuing);

(B)        With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than (I) any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A) or (II) any Disposition pursuant to Section 7.05(n)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for the business of Holdings and/or its Subsidiaries within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) so long as an Event of Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the relevant investment period has expired and no Event of Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii)          If Holdings, the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall cause to be prepaid an aggregate Dollar Amount of Term Loans equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv)          If for any reason the aggregate Dollar Revolving Credit Exposures at any time exceeds the aggregate Dollar Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Dollar Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the Dollar Revolving L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the Dollar Revolving L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Dollar Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Dollar Revolving Credit Commitments then in effect.  If for any reason the aggregate Alternative Currency Revolving Credit Exposures at any time exceeds the aggregate Alternative Currency Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Alternative Currency Revolving Credit Loans and/or Cash Collateralize the Alternative Currency Revolving L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the Alternative Currency Revolving L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Alternative Currency Revolving Credit Loans such aggregate Outstanding Amount exceeds the aggregate Alternative Currency Revolving Credit Commitments then in effect.

(v)           Each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07(a); and each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares subject to clause (vi) of this Section 2.05(b).

(vi)          The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment.  Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.  Each Appropriate Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment; provided that any Rejection Notice may be rejected by the Borrower by 5:00 p.m. (New York time) on the day of its receipt and shall thereupon become ineffective.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans.  In the event a Lender rejects all or any portion of its Pro Rata Share of any mandatory prepayment of Term Loans required pursuant to clauses (i) through (iii) of this Section 2.05(b), the rejected portion of such Lender’s Pro Rata Share of such prepayment shall be retained by the Borrower.

(vii)         Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b).  Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(c)           Interest, Funding Losses, Etc.  All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan (other than a Post-First Amendment and Restatement Synthetic L/C Loan to the extent such prepayment is applied to increase the Post-First Amendment and Restatement Credit-Linked Deposits) on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

SECTION 2.06            Termination or Reduction of Commitments and Credit-Linked Deposits.

(a)           Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) if, after giving effect to any reduction of the Commitments, the Dollar Revolving Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Dollar Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any such Commitment reduction shall not be applied to the Dollar Revolving Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.  At their option, Borrowers may at any time terminate, or from time to time permanently reduce, the Post-First Amendment and Restatement Credit-

Linked Deposits; provided that (i) each reduction of the Post-First Amendment and Restatement Credit-Linked Deposits shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Post-First Amendment and Restatement Credit-Linked Deposits shall not be terminated or reduced if, after giving effect thereto, the aggregate amount of Post-First Amendment and Restatement Synthetic L/C Exposure would exceed the aggregate amount of Post-First Amendment and Restatement Credit-Linked Deposits.  In the case of a termination or reduction of the Credit-Linked Deposits pursuant to the previous sentence and, so long as the Post-First Amendment and Restatement LC Exposure (other than to the extent such LC Exposure is cash collateralized on terms satisfactory to the Synthetic Issuing Bank and the Administrative Agent) as of the Maturity Date shall not exceed zero, at the Maturity Date, the Administrative Agent shall return to the Post-First Amendment and Restatement Synthetic L/C Lenders, from the Credit-Linked Deposit Account on a pro rata basis.

(b)           Mandatory.  The Tranche B Dollar Term Commitment of each Tranche B Dollar Term Lender shall be automatically and permanently reduced to $0 upon the making of such Tranche B Dollar Term Lender’s Tranche B Dollar Term Loans pursuant to Section 2.01(a).  The Euro Term Commitment of each Euro Term Lender shall be automatically and permanently reduced to $0 upon the making of such Euro Term Lender’s Euro Term Loans pursuant to Section 2.01(b).  The Revolving Credit Commitments and the Post-First Amendment and Restatement Synthetic L/C Commitments shall terminate on the applicable Maturity Date for each such Facility.

(c)           Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Lenders of any termination or reduction of unused portions of the Dollar Revolving Letter of Credit Sublimit, or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06.  Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07).

SECTION 2.07               Repayment of Loans.

(a)           Tranche B Dollar Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Tranche B Dollar Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2006, an aggregate Dollar Amount equal to 0.25% of the aggregate Dollar Amount of all Tranche B Dollar Term Loans that would have been outstanding on the Original Closing Date (assuming for this Section 2.07 only that such Tranche B Dollar Term Loans were issued on August 23, 2006 in an amount equal to the Dollar Term Loans issued under the Original Credit Agreement and that all scheduled amortization payments prior to the First Amendment and Restatement Effective Date had been made) (which payments shall be increased to reflect the aggregate Dollar Amount of all Tranche B Dollar Term Loans outstanding on the Worldspan Closing Date) (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Tranche B Dollar Term Loans, the aggregate principal amount of all Tranche B Dollar Term Loans outstanding on such date.

(b)           Euro Term Loans.  The Euro Term Borrower shall repay to the Administrative Agent for the ratable account of the Euro Term Lenders (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of December 2006, an aggregate amount in Euros equal to 0.25% of the aggregate of all Euro Term Loans outstanding on the Original Closing Date (which payments shall be increased to reflect the amount in Euros of all Euro Term Loans outstanding on the Worldspan Closing Date) (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05) and (ii) on the Maturity Date for the Euro Term Loans, the aggregate principal amount of all Euro Term Loans outstanding on such date.

(c)           Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the Revolving Credit Facilities the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(d)           Swing Line Loans.  The Borrower shall repay its Swing Line Loans on the earlier to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Maturity Date for the Dollar Revolving Credit Facility.

(e)           Post-First Amendment and Restatement Synthetic L/C Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Post-First Amendment and Restatement Synthetic L/C Lenders on the Maturity Date for the Post-First Amendment and Restatement Synthetic L/C Facility, the aggregate principal amount of all Post-First Amendment and Restatement Synthetic L/C Loans outstanding on such date.

(f)            For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.

SECTION 2.08               Interest.

(a)           Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency

Rate for such Interest Period plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Dollar Revolving Credit Loans and (iv) each Post-First Amendment and Restatement Synthetic L/C Loan shall bear interest on the outstanding principal amount thereof for each Interest Period (or portion thereof) (which Interest Period shall be coincident with the applicable Interest Period for the Post-First Amendment and Restatement Credit-Linked Deposits) at a rate per annum equal to the Eurocurrency Rate for the Post-First Amendment and Restatement Credit-Linked Deposits plus the Applicable Rate for Eurocurrency Rate Term Loans.  For the avoidance of doubt, (a) each Alternative Currency Loan shall be a Eurocurrency Rate Loan and (b) as of the First Amendment and Restatement Effective Date and subject to subsequent conversions pursuant to Section 2.02, each Original Tranche B Dollar Term Loan that is a Eurocurrency Rate Loan shall have an Interest Period that is (x) if such Original Tranche B Dollar Term Loan has been converted from a Dollar Term Loan (as defined in the Original Credit Agreement) pursuant to the provisions of the First Amended and Restated Credit Agreement, the Interest Period in effect for such Dollar Term Loan immediately prior to the First Amendment and Restatement Effective Date and (y) if such Original Tranche B Dollar Term Loan is made pursuant to a commitment under a Tranche B Lender Addendum, the Interest Period set forth in the Committed Loan Notice delivered with respect thereto.

(b)           The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.  For the avoidance of doubt, interest on Dollar Term Loans that have been converted to Original Tranche B Dollar Term Loans pursuant to the provisions of the First Amended and Restated Credit Agreement that shall have accrued and shall have been unpaid prior to the occurrence of the First Amendment and Restatement Effective Date shall be paid on the first Interest Payment Date applicable to such Original Tranche B Dollar Term Loans following the First Amendment and Restatement Date.

(d)           Interest on each Loan shall be payable in the currency in which each Loan was made.

(e)           For the avoidance of doubt, the Delayed Draw Term Loans will only accrue interest from and after the Worldspan Closing Date.

SECTION 2.09       Fees.  In addition to certain fees described in Sections 2.03(g) and (h):

(a)           Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each (i) Dollar Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Dollar Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Dollar Revolving Credit Loans and (B) the Outstanding Amount of Dollar Revolving L/C Obligations; provided that any commitment fee accrued with respect to any of the Dollar Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Dollar Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) Alternative Currency Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily amount by which the aggregate Alternative Currency Revolving Credit Commitment exceeds the sum of (A) the Outstanding Amount of Alternative Currency Revolving Credit Loans and (B) the Outstanding Amount of Alternative Currency Revolving L/C Obligations; provided that any commitment fee accrued with respect to any of the Alternative Currency Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on any of the Alternative Currency Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fees shall accrue at all times from the Original Closing Date until the Maturity Date for the Revolving Credit Facilities, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Original Closing Date, and on the Maturity Date for the Revolving Credit Facilities.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)           Facility Fee.  The Borrower shall pay to the Administrative Agent for the account of each Post-First Amendment and Restatement Synthetic L/C Lender in accordance with its Pro Rata Share of the amounts on deposit in the Post-First Amendment and Restatement Credit-Linked Deposit Account, a facility fee equal to the sum of (A) the Applicable Rate with respect to Post-First Amendment and Restatement Synthetic L/C facility fees times the amount of such Post-First Amendment and Restatement Synthetic L/C Lender’s Post-First Amendment and Restatement Credit-Linked Deposit and (B) the Post-First Amendment and Restatement Credit-Linked Deposit Cost Amount for such period.  The facility fee shall accrue at all times from the First Amendment and Restatement Effective Date until the Maturity Date for the Post-First Amendment and Restatement Synthetic L/C Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable on each Interest Payment Date with respect to Post-First Amendment and Restatement Credit-Linked Deposits, and on any date on which any Post-First Amendment and Restatement Credit-Linked Deposit is terminated and the funds therein returned to such Lenders.  For the avoidance of doubt, facility fees on Credit-Linked Deposits (as defined in the Original Credit Agreement) that have been converted to Original Post-First Amendment and Restatement Credit-Linked Deposits pursuant to the provisions of the First Amended and Restated Credit Agreement that shall have accrued and shall have been unpaid prior to the occurrence of the First Amendment and Restatement Effective Date shall be paid on the first Interest Payment Date applicable to such Original Post-First Amendment and Restatement Credit-Linked Deposits following the First Amendment and Restatement Effective Date.

(c)           Ticking Fees.

(i)   Delayed Draw Term Commitments.  The Borrower shall pay to the Administrative Agent for the account of each Delayed Draw Term Lender in accordance with its Delayed Draw Term Commitment, a ticking fee equal to (A) if the Worldspan Closing Date occurs prior to the 60th day following the Second Amendment and Restatement Effective Date, or if the Delayed Draw Term Commitments are terminated by the Borrower in accordance with Section 2.06(a) during such period, for the period from the Second Amendment and Restatement Effective Date to such 60th day an amount equal to 0.0% per annum of the actual daily average of each such Lender’s Delayed Draw Term Commitment for the period from and including the Second Amendment and Restatement Effective Date to and including such 60th day, (B) if the Worldspan Closing Date occurs at any time from the 61st day following the Second Amendment and Restatement Effective Date until the 150th day following the Second Amendment and Restatement Effective Date, or if the Delayed Draw Term Commitments are terminated by the Borrower in accordance with Section 2.06(a) during such period, an amount equal to 0.50% per annum of the actual daily average of each such Lender’s Delayed Draw Term Commitment for the period from and including such 61st day to and including the Worldspan Closing Date or such date of termination, and (C) if the Worldspan Closing Date occurs thereafter, or if the Delayed Draw Term Commitments are terminated by the Borrower in accordance with Section 2.06(a) thereafter, an amount equal to 1.00% per annum of the actual daily average of each such Lender’s New Post-First Amendment and Restatement Synthetic L/C Commitment for the period from and including such 151st day to and including the Worldspan Closing Date or such date of termination.  The ticking fee shall accrue at all times from the Second Amendment and Restatement Effective Date, and shall be due and payable on the Worldspan Closing Date; provided that if the Delayed Draw Term Commitments are terminated by the Borrower in accordance with Section 2.06(a) prior to the Worldspan Closing Date, such ticking fee shall be paid by the Borrower to the Administrative Agent for the account of each Delayed Draw Term Lender on the effective date of such termination.

(ii)  New Post-First Amendment and Restatement Synthetic L/C Commitments.  The Borrower shall pay to the Administrative Agent for the account of each New Post-First Amendment and Restatement Synthetic L/C Lender in accordance with its New Post-First Amendment and Restatement Synthetic L/C Commitment, a ticking fee equal to (A) if the Worldspan Closing Date occurs prior to the 60th day following the Second Amendment and Restatement Effective Date, or if the New Post-First Amendment and Restatement Synthetic L/C Commitments are terminated by the Borrower in accordance with Section 2.06(a) during such period, an amount equal to 0.0% per annum of the actual daily average of each such Lender’s New Post-First Amendment and Restatement Synthetic L/C Commitment for the period from and including the Second Amended and Restated Effective Date to and including such 60th day or such date of termination, (B) if the Worldspan Closing Date occurs at any time from the 61st day following the Second Amendment and Restatement Effective Date until the 150th day following the Second Amendment and Restatement Effective Date, or if the New Post-First Amendment and Restatement Synthetic L/C Commitments are terminated by the Borrower in accordance with Section 2.06(a) during such period, an amount equal to 0.50% per annum of the actual daily average of each such Lender’s New Post-First Amendment and Restatement Synthetic L/C Commitment for the period from and including such 61st day to and including the Worldspan Closing Date or such date of termination, and (C) if the Worldspan Closing Date occurs thereafter, or if the New Post-First Amendment and Restatement Synthetic L/C Commitments are terminated by the Borrower in accordance with Section 2.06(a) thereafter, an amount equal to 1.00% per annum of the actual daily average of each such Lender’s New Post-First Amendment and Restatement Synthetic L/C Commitment for the period from and including such 151st day to and including the Worldspan Closing Date or such date of termination.  The ticking fee shall accrue at all times from the Second Amendment and Restatement Effective Date, and shall be due and payable on the Worldspan Closing Date; provided that if the New Post-First Amendment and Restatement Synthetic L/C Commitments are terminated by the Borrower in accordance with Section 2.06(a) prior to the Worldspan Closing Date, such ticking fee shall be paid by the Borrower to the Administrative

Agent for the benefit of each New Post-First Amendment and Restatement Synthetic L/C Lender on the effective date of such termination.

(iii) Revolving Credit Commitments.  The Borrower shall pay to the Administrative Agent for the account of each New Revolving Credit Lender in accordance with its Revolving Credit Commitment as in effect at the Worldspan Closing Date, and each Increased Original Revolving Credit Lender in accordance with its Increased Original Revolving Credit Commitment, as the case may be, a ticking fee equal to (A) if the Worldspan Closing Date occurs prior to the 60th day following the Second Amendment and Restatement Effective Date, or if the Revolving Credit Commitments are terminated by the Borrower in accordance with Section 2.06(a) during such period, an amount equal to (x) 0.0% per annum of the actual daily average of each such New Revolving Credit Lender’s Revolving Credit Commitment as set forth herein for the period from and including the Second Amendment and Restatement Effective Date to and including such 60th day or such date of termination and (y) 0.0% per annum of the actual daily average of each such Increased Original Revolving Credit Lender’s Increased Original Revolving Credit Commitment for the period from and including the Second Amendment and Restatement Effective Date to and including such 60th day or such date of termination and (B) if the Worldspan Closing Date occurs thereafter, or if the Delayed Draw Term Commitments are terminated by the Borrower in accordance with Section 2.06(a) thereafter, an amount equal to (x) 0.50% per annum of the actual daily average of each such New Revolving Credit Lender’s Revolving Credit Commitment as set forth herein for the period from and including such 61st day to and including the Worldspan Closing Date or such date of termination and (y) 0.50% per annum of the actual daily average of each such Increased Revolving Credit Lender’s Increased Original Revolving Credit Commitment as set forth herein for the period from and including such 61st day to and including the Worldspan Closing Date or such date of termination.  The ticking fee shall accrue at all times from the Second Amendment and Restatement Effective Date, and shall be due and payable on the Worldspan Closing Date; provided that if the Revolving Credit Commitments are terminated by the Borrower in accordance with Section 2.06(a) prior to the Worldspan Closing Date, such ticking fee shall be paid by the Borrower to the Administrative Agent for the account of each New Dollar Revolving Credit Lender and each Increased Original Revolving Credit Lender on the effective date of such termination.

(d)           Other Fees.  The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

SECTION 2.10       Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by UBS AG, Stamford Branch’s “prime rate” and for Alternative Currency Loans denominated in Sterling shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11               Evidence of Indebtedness.

(a)           The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12               Payments Generally.

(a)           All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than 2:00 p.m. (London time) on the dates specified herein.  If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alternative Currency payment amount.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after 2:00 p.m. (London time) in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)   if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)           The obligations of the Lenders hereunder to make Loans, to fund the Post-First Amendment and Restatement Credit-Linked Deposits and

to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan, to fund a Post-First Amendment and Restatement Credit-Linked Deposit or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to fund its Post-First Amendment and Restatement Credit-Linked Deposit or purchase its participation.

(f)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan or Post-First Amendment and Restatement Credit-Linked Deposit in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Post-First Amendment and Restatement Credit-Linked Deposit in any particular place or manner.

(g)           Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13               Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14               Incremental Credit Extensions.

(a)           The Borrower may at any time or from time to time after the Second Amendment and Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments (each such increase, a “Revolving Commitment Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist and (ii) the Borrower shall be in compliance with the covenant set forth in Section 7.11 for the Test Period in effect at the applicable Incremental Facility Closing Date (it being understood that if the applicable Incremental Facility Closing Date is to occur prior to the date the March 31, 2007 Test Period has become effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply) determined on a Pro Forma Basis.  Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed the sum of $500,000,000.  The Incremental

Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Maturity Date with respect to the Term Loans and (c) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably acceptable to the Arrangers and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereof.  Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right, but not an obligation, to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender will have the right, but not an obligation, to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases if such consent would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. The effectiveness of (and, in the case of any Incremental Amendment for an Incremental Term Loan, the borrowing under) any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.03 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree.  The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for

any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees.  Upon each increase in the Revolving Credit Commitments pursuant to this Section, each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”) in respect of such increase, and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Revolving Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Revolving Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment.  If., on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b)           This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(c)           For the avoidance of doubt, the Delayed Draw Term Loans, the New Post-First Amendment and Restatement Synthetic L/C Facility and the increase in the Dollar Revolving Credit Commitments on the Worldspan Closing Date shall not be deemed to have been incurred pursuant to this Section 2.14 for any purpose under this Agreement.

SECTION 2.15               Currency Equivalents.

(a)           The Administrative Agent shall determine the Dollar Amount of each Loan denominated in an Alternative Currency and each L/C Obligation in respect of Letters of Credit denominated in an Alternative Currency (i) in the case of any Euro Term Loan, as of the Original Closing Date and (ii) otherwise, (A) as of the first day of each Interest Period applicable thereto and (B) as of the end of each fiscal quarter of the Borrower, and shall promptly notify the Borrower and the Lenders of each Dollar Amount so determined by it.  Each such determination shall be based on the Exchange Rate (x) on the date of the related Borrowing Request for purposes of the initial such determination for any Alternative Currency Loan and (y) on the fourth Business Day prior to the date as of which such Dollar Amount is to be determined, for purposes of any subsequent determination.

(b)           If after giving effect to any such determination of a Dollar Amount, the aggregate Outstanding Amount of the Alternative Currency Revolving Credit Loans and the Alternative Currency Revolving L/C Obligations exceeds the aggregate Alternative Currency Revolving Credit Commitments then in effect by 5% or more, the Borrower shall, within five (5) Business Days of receipt of notice thereof from the Administrative Agent setting forth such calculation in reasonable detail, prepay or cause to be prepaid outstanding Alternative Currency Revolving Credit Loans or take other action (including, in the Borrower’s discretion, cash collateralization of Alternative Currency Revolving L/C Obligations in amounts from time to time equal to such excess) to the extent necessary to eliminate any such excess.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01               Taxes.

(a)           Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b)                                 In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor.

(d)                                 The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Original Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in Lending Office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e)                                  Notwithstanding anything else herein to the contrary, if a Foreign Lender or an Agent is subject to U.S. federal withholding tax at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, U.S. federal withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon U.S. federal withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Assumption pursuant to which a Foreign Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of U.S. federal withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to U.S. federal withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) U.S. federal withholding tax, if any, applicable with respect to the Lender assignee on such date.  A Lender that is entitled to an exemption from or reduction of Bermuda withholding tax shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender or be otherwise materially disadvantageous to such Lender; provided, further, that the Borrower, shall reimburse such Lender for any material out-of-pocket costs that are incurred by the Lender with respect to providing any such documentation.

(f)                                    If any Lender or Agent determines, in its sole discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or

Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)                                 Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02                    Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03                    Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or Post-First Amendment and Restatement Credit-Linked Deposit, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or Post-First Amendment and Restatement Credit-Linked Deposit does not adequately and fairly reflect the cost to such Lenders of funding such Loan or Post-First Amendment and Restatement Credit-Linked Deposits, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan or Post-First Amendment and Restatement Credit-Linked Deposit, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans or Post-First Amendment and Restatement Credit-Linked Deposits shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein and the Post-First Amendment and Restatement Credit-Linked Deposits shall be invested so as to earn a return equal to the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 3.04                                    Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)                          If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, maintaining any Post-First Amendment and Restatement Credit-Linked Deposit or issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes indemnifiable pursuant to Section 3.01, (ii) changes in the basis of taxation of overall net income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the any jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or maintains a Lending Office, (iii) reserve requirements contemplated by Section 3.04(c) or (iv) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Mandatory Cost, as calculated hereunder, does not represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining of Eurocurrency Rate Loans, then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction or, if applicable, the portion of such cost that is not represented by the Mandatory Cost.

(b)                         If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)                          The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan or Post-First Amendment and Restatement Credit-Linked Deposit equal to the actual costs of such reserves allocated to such Loan or Post-First Amendment and Restatement Credit-Linked Deposit by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans or Post-First Amendment and Restatement Credit-Linked Deposit, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan or Post-First Amendment and Restatement Credit-Linked Deposit by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan or Post-First Amendment and Restatement Credit-Linked Deposit, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)                         Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                          If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan, Post-First Amendment and Restatement Credit-Linked Deposit Account or Letter of

Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05                    Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  (i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.    In addition, the Borrower shall indemnify the Administrative Agent against any loss or expense comparable to the losses or expenses covered by the preceding sentences of this Section 3.05 that the Administrative Agent may sustain or incur as a consequence of any withdrawal from the Post-First Amendment and Restatement Credit-Linked Deposit Account pursuant to the terms of this Agreement prior to the end of the then-applicable Interest Period for the Post-First Amendment and Restatement Credit-Linked Deposits.

SECTION 3.06                                    Matters Applicable to All Requests for Compensation.

(a)                          Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)                         With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurocurrency Rate Loans, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)                          If the obligation of any Lender to make or continue from one Interest Period to another any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)             to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d)                         If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07                                    Replacement of Lenders under Certain Circumstances.

(a)                          If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)                         Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans, Post-First Amendment and Restatement Credit-Linked Deposits and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.

(c)                          Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)                         In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08                    Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Effectiveness and Credit Extensions

SECTION 4.01                    Conditions to Effectiveness of this Agreement.  The effectiveness of this Agreement is subject to the Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(a)                                  fully executed counterparts of the Repricing and Delayed Draw Amendment, executed by Holdings, Intermediate Parent, the Borrower, the Administrative Agent, each Euro Term Lender under the First Amended and Restated Credit Agreement (after giving effect to the replacement of Non-Consenting Lenders, if any, pursuant to Section 3.07 thereof) and the Required Lenders under the First Amended and Restated Credit Agreement; and

(b)                                 fully executed counterparts of this Agreement (provided that in the case of Lenders only, only Delayed Draw Term Lenders, New Dollar Revolving Credit Lenders, Increased Original Dollar Revolving Credit Lenders and New Post-First Amendment and Restatement Synthetic L/C Lenders need sign, and in the case of Agents only, only the Administrative Agent, J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P. need sign).

SECTION 4.02                    Conditions to Credit Extension on the Worldspan Closing Date.  The obligation of each Delayed Draw Term Lender to make its Credit Extension of the Delayed Draw Term Loans, each New Dollar Revolving Credit Lender and Increased Original

Dollar Revolving Credit Lender to make its Credit Extension of the Dollar Revolving Credit Loans, and each New Post-First Amendment and Restatement Synthetic L/C Lender to fund its New Post-First Amendment and Restatement Credit-Linked Deposit hereunder is subject to satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)                                              a Delayed Draw Term Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Worldspan Closing Date;

(ii)                                           the Security Agreement Supplement, duly executed by each Worldspan Loan Party party thereto, together with:

(A)                                         certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B)                                           to the extent required under the Collateral and Guarantee Requirement, opinions of local counsel for the Worldspan Loan Parties,

(C)                                           evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iii)                                        such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of Holdings, the Borrower and each applicable Worldspan Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which Holdings, the Borrower and such Worldspan Loan Party is a party or is to be a party on the Worldspan Closing Date;

(iv)                                       opinion from Simpson Thacher & Bartlett LLP, New York counsel to the Loan Parties substantially in the form of Exhibit I;

(v)                                          a certificate signed by a Responsible Officer of the Borrower certifying that since December 31, 2005 there has been no Worldspan Closing Date Material Adverse Effect;

(vi)                                       a certificate attesting to the Solvency of the Loan Parties (taken as a whole) on the Worldspan Closing Date after giving effect to the Worldspan Transactions, from the Chief Financial Officer of the Borrower;

(vii)                                    evidence that all insurance (including title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee and additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(viii)                                 certified copies of the Worldspan Merger Agreement and all amendments and waivers, duly executed by the parties thereto, together with all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Worldspan Closing Date.  The Worldspan Acquisition shall have been consummated in accordance with the terms of the Worldspan Merger Agreement, without giving effect to any amendments or waivers by the Borrower thereto that are materially adverse to the Lenders without the reasonable consent of the Agents.  The Borrower shall not have given its consent to any actions, failures to take action or other changes or events pursuant to clause (vi) of the definition of “Material Adverse Effect” contained in the Worldspan Merger Agreement without first obtaining the consent of the Agents to do so;

(ix)                                                   a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the Credit Extension of the Delayed Draw Term Loans or any Synthetic L/C Letter of Credit; and

(x)                                                      copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Worldspan Loan Parties.

(b)                                 All fees and expenses required to be paid hereunder and invoiced before the Worldspan Closing Date shall have been paid in full in cash.

(c)                                  Prior to or simultaneously with the Credit Extension of Delayed Draw Term Loans, the Borrower shall have terminated any existing indebtedness of Worldspan and its Subsidiaries (other than Indebtedness set forth on Schedule 7.03(b)) and taken all other necessary actions such that, after giving effect to the Worldspan Transactions, (i) Holdings and its Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (A) the Loans and L/C Obligations, (B) the High Yield Notes, and (C) Indebtedness listed on Schedule 7.03(b) and (ii) the Borrower shall have outstanding no Equity Interests (or securities convertible into or exchangeable for Equity Interests or rights or options to acquire Equity Interests) other than common stock owned by Holdings and preferred stock owned by Holdings, with terms and conditions reasonably acceptable to the Arrangers to the extent material to the interests of the Lenders.

(d)                                 The Arrangers and the Lenders shall have received the Worldspan Closing Date Audited Financial Statements solely with respect to Worldspan and its Subsidiaries and the audit report for such financial statements (which shall not be subject to any qualification).

(e)                                  The Arrangers and the Lenders shall have received the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Worldspan and its Subsidiaries for each subsequent fiscal quarter ended at least forty-five (45) days before the Worldspan Closing Date (the “Worldspan Closing Date Unaudited Financial Statements”), which financial statements shall be prepared in accordance with GAAP.

(f)                                    The Arrangers and the Lenders shall have received the Worldspan Closing Date Pro Forma Financial Statements.

(g)                                 The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Act, requested by the Administrative Agent a reasonable period of time prior the Worldspan Closing Date.

SECTION 4.03                    Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (including the Delayed Draw Term Loans but other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document (except, in the case of the initial Credit Extensions on the Original Closing Date only and the Credit Extension on the Worldspan Closing Date only, the representations contained in Sections 5.03, 5.05, 5.06, 5.07, 5.08, 5.09, 5.10, 5.11, 5.12, 5.14, 5.15, 5.16 and 5.18) shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b)                                 Except in the case of the initial Credit Extensions on the Original Closing Date and the Credit Extensions of the Worldspan Closing Date, no Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)                                  The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents and the Lenders that:

SECTION 5.01                    Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02                    Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.03                    Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04                    Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05                                            Financial Statements; No Material Adverse Effect.

(a)                          (i)  The Audited Financial Statements and the Unaudited Financial Statements fairly present in all material respects the financial condition of Holdings and its Subsidiaries or Worldspan and its Subsidiaries, as the case may be, as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2005 to and including the Worldspan Closing Date, there has been (i) no sale, transfer or other disposition by Worldspan or any of its Subsidiaries of any material part of the business or property of Worldspan or any of its Subsidiaries, taken as a whole, and (ii) no purchase or other acquisition by Worldspan or any of its Subsidiaries of any business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of Worldspan and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Administrative Agent prior to the Worldspan Closing Date.

(ii)                                  The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as at March 31, 2006 (including the notes thereto) (the “Original Closing Date Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings and its Subsidiaries for the most recent fiscal year, the quarter ended March 31, 2006  and the 12-month period ending on March 31, 2006  (together with the Original Closing Date Pro Forma Balance Sheet, the “Original Closing Date Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Original Closing Date Transactions, each material acquisition by Holdings or any of its Subsidiaries consummated after March 31, 2006 and prior to the Original Closing Date and all other material transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act (including other adjustments consistent with the definition of Pro Forma Adjustment or as otherwise agreed between the Borrower and the Arrangers).  The Original Closing Date Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its Subsidiaries as at March 31, 2006  and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(iii)                               The unaudited pro forma consolidated balance sheet of Holdings and its Subsidiaries as of the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Worldspan Closing Date (including the notes thereto) (the “Worldspan Closing Date Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of Holdings and its Subsidiaries for the most recent fiscal year, the most recently completed fiscal quarter ended at least 45 days prior to the Worldspan Closing Date and the 12-month period ending on the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Worldspan Closing Date (together with the Worldspan Closing Date Pro Forma Balance Sheet, the “Worldspan Closing Date Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Worldspan Transactions, each material acquisition by Holdings or any of its Subsidiaries consummated after the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Worldspan Closing Date and prior to the Worldspan Closing Date and all other material transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act (including other adjustments consistent with the definition of Pro Forma Adjustment or as otherwise agreed between the Borrower and the Arrangers).  The Worldspan Closing Date Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of Holdings and its Subsidiaries as at the last day of the most recently completed fiscal quarter ended at least 45 days prior to the Worldspan Closing Date and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b)                         Since the Original Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)                          As of the Original Closing Date, neither Holdings nor any Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) obligations arising under or permitted by this Agreement and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06                    Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07                    No Default.  Neither Holdings nor any of its Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.08                    Ownership of Property; Liens.  Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.09                    Environmental Compliance.

(a)                                             There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                            Except as specifically disclosed in Schedule 5.09(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c)                                             The properties owned, leased or operated by Holdings and the Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)                                            Except as specifically disclosed in Schedule 5.09(d), neither Holdings nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)                                             All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)                                               Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10                    Taxes.  Except as set forth in Schedule 5.10 and except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, Holdings and its Subsidiaries have timely filed all Federal and state and other tax returns and reports required to be filed, and have timely paid all Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

SECTION 5.11                    ERISA Compliance.

(a)                                             Except as set forth in Schedule 5.11(a) or as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)                                            (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c)                                             Except where noncompliance would not reasonably be expected to result in a Material Adverse Effect, each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders, and neither a Loan Party nor any Subsidiary has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan.  Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of a Loan Party or Subsidiary (based on the actuarial assumptions used for purposes of the applicable jurisdiction’s financial reporting requirements), did not exceed the current value of the assets of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 5.12                    Subsidiaries; Equity Interests.  As of the Original Closing Date, neither Holdings nor any Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in material Subsidiaries have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings or a Loan Party are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.  As of the Original Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership and (c) identifies each Subsidiary that is a Subsidiary the Equity Interests of which are required to be pledged on the Original Closing Date pursuant to the Collateral and Guarantee Requirement.

SECTION 5.13                    Margin Regulations; Investment Company Act.

(a)                                             No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U.

(b)                                            None of Holdings, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14                    Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15                    Intellectual Property; Licenses, Etc.  Each of the Loan Parties and their Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No such IP Rights infringe upon any rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any such IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16                    Solvency.  On the Worldspan Closing Date after giving effect to the Worldspan Transactions, the Loan Parties, on a consolidated basis, are Solvent.

SECTION 5.17                    Subordination of Junior Financing.  The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

SECTION 5.18                    Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against Holdings or any of its Subsidiaries pending or, to the knowledge of Holdings or the Borrower, threatened; (b) none of hours worked by nor any payments made to employees of Holdings or any of its Subsidiaries have been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from Holdings or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:

SECTION 6.01                    Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  as soon as available, but in any event within one hundred and twenty (120) days after the end of the 2006 and 2007 fiscal years and within ninety (90) days after the end of each fiscal year of Holdings beginning with the 2008 fiscal year, a consolidated balance sheet of Holdings and its Subsidiaries (other than in the case of the 2006 fiscal year only for which Holdings shall deliver (i) a consolidated balance sheet of Holdings and its Subsidiaries (excluding Worldspan and its Subsidiaries) and the related consolidated statements of income or operations, stockholders’ equity and cash flows and (ii) a consolidated balance sheet of Worldspan and its Subsidiaries and the related consolidated statements of income or operations, stockholders’ equity and cash flows) as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within sixty (60) days after the end of the first full fiscal quarter ending immediately after the Second Amendment and Restatement Effective Date and thereafter within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries (other than in the case of the first fiscal quarter ending immediately after the Worldspan Closing Date only for which Holdings shall deliver (i) a consolidated balance sheet, consolidated statements of income or operations and consolidated statements of cash flows of Holdings and its Subsidiaries (excluding Worldspan and its Subsidiaries) and (ii) a consolidated balance sheet, consolidated statements of income or operations and consolidated statements of cash flows of Worldspan and its Subsidiaries) as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the

Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings that holds all of the Equity Interests of Holdings) or (B) Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

SECTION 6.02                    Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)                                  no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default resulting from a violation of Section 7.11 or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)                                 no later than five (5) days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default resulting from a violation of Section 7.11, any of the Equity Investors may deliver, together with such Compliance Certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c)                                  promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                                 promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any High Yield Notes Documentation or Junior Financing Documentation in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)                                  together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Original Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(f)                                    promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holdings’ or the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on Holdings’ or the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

SECTION 6.03                    Notices.  Promptly after obtaining knowledge thereof, notify the Administrative Agent:

(a)                                  of the occurrence of any Default; and

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04                    Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities in respect of taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.05                    Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06                    Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07                    Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Holdings, Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

SECTION 6.08                    Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.09                    Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings or such Subsidiary, as the case may be.

SECTION 6.10                    Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with Holdings’ independent public accountants.

SECTION 6.11                    Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)                                  upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (in each case, other than an Unrestricted Subsidiary or an Excluded Subsidiary) by any Loan Party or the designation in accordance with Section 6.14 of any existing direct or indirect wholly owned Domestic Subsidiary as a Restricted Subsidiary:

(i)                                               within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A)                                              cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the real properties owned by such Restricted Subsidiary that have a book value in excess of (i) prior to the Worldspan Closing Date, $5,000,000 and (ii) on and after the Worldspan Closing Date, $7,250,000 in detail reasonably satisfactory to the Administrative Agent;

(B)                                                cause (x) each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent or the Collateral Agent (as appropriate) Mortgages, Security Agreement Supplements, Intellectual Property Security Agreements and other security agreements and documents (including, with respect to Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Mortgages, Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect on the Original Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and other security agreements as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreements in effect on the Original Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)                                                (x) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Collateral Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents, indorsed in blank to the Collateral Agent;

(D)                                               take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary that is required to become a guarantor pursuant to the Guarantee and Collateral Requirement to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity,

(ii)                                            within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request, and

(iii)                                         as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of real property that is owned by such Restricted Subsidiary and has a book value in excess of (i) prior to the Worldspan Closing Date, $5,000,000 and (ii) on and after the Worldspan Closing Date, $7,250,000, any existing title reports, surveys or environmental assessment reports.

(b)                                 (i)  [reserved];

(ii)           the Borrower shall obtain the security interests and Guarantees set forth on Schedule 1.01B on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1.01B; and

(iii)        after the Original Closing Date, promptly after (x) the acquisition of any material personal property by any Loan Party or (y) the acquisition of any owned real property by any Loan Party with a book value in excess of (i) prior to the Worldspan Closing Date, $5,000,000, and (ii) on and after the Worldspan Closing Date, $7,250,000, and if such personal property or owned real property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to real property.

(c)                                  Upon the Orbitz IPO (x) all Collateral granted by Orbitz TopCo and its Subsidiaries pursuant to the Security Documents shall be released and shall be free and clear of all Liens created by the Loan Documents and (y) all other obligations under the Loan Documents of Orbitz TopCo or any of its Subsidiaries that are Subsidiary Guarantors shall also be released, and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to take all actions requested by Borrower to effectuate such releases.

SECTION 6.12                    Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13                                            Further Assurances and Post-Closing Conditions.

(a)                     Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)                    In the case of any real property referred to in Section 6.11(b), provide the Administrative Agent with Mortgages with respect to such owned real property within thirty (30) days of the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such real property in each case together with:

(i)            evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent or the Collateral Agent (as appropriate) for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)         fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Liens permitted by Section 7.01, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)    opinions of local counsel for the Loan Parties in states in which the real properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv)     evidence that each such space lease contains a provision reasonably acceptable to the Administrative Agent permitting a collateral assignment with respect to such provisions; provided that the Administrative Agent shall be permitted to waive this requirement if it is reasonably satisfied that the Borrower has used its commercially reasonable efforts to comply with this requirement; and

(v)        such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14                    Designation of Subsidiaries.  The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, Holdings, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis (it being understood that if such designation is to be made effective prior to the date that the March 31, 2007 Test Period has become effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply), with the covenant set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance) and (iii) no Subsidiary (other than Orbitz TopCo and its Subsidiaries upon the consummation of the Orbitz IPO) may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, as applicable, and upon the Orbitz IPO (x) all Collateral granted by Orbitz TopCo and its Subsidiaries pursuant to the Security Documents shall be released and shall be free and clear of all Liens created by the Loan Documents and (y) all other obligations under the Loan Documents of any of Orbitz TopCo or any of its Subsidiaries that are Subsidiary Guarantors shall also be released.  Orbitz TopCo and its Subsidiaries shall continue to be Unrestricted Subsidiaries at all times from and after the Orbitz IPO.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings therein at the date of designation in an amount equal to the net book value of Holdings’ investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 6.15                    Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

SECTION 6.16                    Orbitz Indebtedness.  If, upon or following the Orbitz IPO, Orbitz Topco, any of its Subsidiaries or any other Person whose primary assets or operations comprises a portion of the Orbitz Business and is not then a Loan Party Guarantees or otherwise becomes liable for any Indebtedness of Holdings and its Subsidiaries (other than Orbitz Topco, any of its Subsidiaries or any other Person whose primary assets or operations comprises a portion of the Orbitz Business), such Person shall become subject to the Collateral and Guarantee Requirement hereunder as if such Person were a Restricted Subsidiary (it being understood that in such case such Person shall, other than for purposes of granting guarantees and collateral pursuant to the Collateral and Guarantee Requirement, not be considered a Restricted Subsidiary hereunder).

SECTION 6.17                                            Post-Closing Matters.

To the extent such items have not been delivered as of the Second Amendment and Restatement Effective Date, within ninety (90) days after the Second Amendment and Restatement Effective Date, unless waived or extended by the Collateral Agent in its sole discretion, the applicable Loan Party shall deliver to the Collateral Agent, with respect to the Mortgage encumbering Mortgaged Property entered into prior to the Second Amendment and Restatement Effective Date, an amendment (the “Mortgage Amendment”) duly executed and acknowledged by the applicable Loan Party, and in form for recording in the recording office where such Mortgage was recorded, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof under applicable law, in each case in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, together with:

(a)                                  a title endorsement to the existing Mortgage Policy assuring the Collateral Agent that the Mortgage encumbering the Mortgaged Property located at 5350 South Valentia Way, Greenwood Village, Colorado, as amended by the Mortgage Amendment, is a valid and enforceable first priority lien on such  Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties free and clear of all Liens except those Liens created or permitted by this Agreement and the Collateral Documents or by the Administrative Agent or Collateral Agent, and such endorsement to such Mortgage Policy shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent;

(b)                                 to the extent reasonably requested by the Administrative Agent or Collateral Agent, opinions of local counsel to the Loan Parties, which opinions (x) shall be addressed to each Agent and each of the Lenders, (y) shall cover the enforceability of the Mortgage as amended by the Mortgage Amendment, and (z) shall be in form and substance reasonably satisfactory to the Agents;

(c)                                  evidence that all other actions, recordings and filings in connection with the Mortgage Amendment that the Administrative Agent may deem reasonably necessary shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and the Borrower shall not, nor shall they permit any of their Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01                    Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                                  Liens pursuant to any Loan Document;

(b)                                 Liens existing on the date hereof and listed on Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(c)                                  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)                                 statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)                                  (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any Restricted Subsidiary;

(f)                                    deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)                                 easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of Holdings, the Borrower or any material Subsidiary;

(h)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i)                                     Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred and seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)                                     leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings, the Borrower or any material Subsidiary or (ii) secure any Indebtedness;

(k)                                  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)                                     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on the items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set off) and which are within the general parameters customary in the banking industry;

(m)                               Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(i) or (n) to be applied against the purchase price for such Investment, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)                                 Liens on property (i) of any Foreign Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 7.03;

(o)                                 Liens in favor of Holdings, the Borrower or a Restricted Subsidiary securing Indebtedness permitted under Section 7.03(d);

(p)                                 Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and the replacement, extension or renewal of any Lien permitted by this clause (p) upon or in the same property previously subject thereto in connection with the replacement, extension or renewal (without increase in the amount or any change in any direct or contingent obligor) of the amount or value secured thereby; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g) or (k);

(q)                                 any interest or title of a lessor under leases entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(r)                                    [reserved];

(s)                                  Liens encumbering out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(t)                                    Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02 and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(u)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings, the Borrower or any

Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings, the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of Holdings, the Borrower or any Restricted Subsidiary in the ordinary course of business;

(v)                                 Liens solely on any cash earnest money deposits made by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(w)                               (i) Liens placed upon the Equity Interests of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 7.03(g) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary and any of its Subsidiaries to secure a Guarantee by such Restricted Subsidiary and its Subsidiaries of any such Indebtedness incurred pursuant to Section 7.03(g);

(x)                                   ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(y)                                 Liens arising from precautionary Uniform Commercial Code financing statement filings;

(z)                                   Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto.

(aa)                            other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed (i) prior to the Worldspan Closing Date, $50,000,000, and (ii) on and after the Worldspan Closing Date, $72,500,000.

Notwithstanding the foregoing, no Liens on any IP Collateral shall be permitted at any time, other than pursuant to Section 7.01(a), (b), (c), (h), (j), (m), (o), (p), (r), (u)(iii) or (w), and no Liens (other than those referred to in Section 7.01(a)) shall be permitted on the Collateral consisting of the Equity Interests of the Borrower or the Foreign Holdco.

Notwithstanding the foregoing, no Liens shall be permitted to exist directly or indirectly on any Mortgaged Property other than pursuant to clauses (a), (b), (c), (d), (g), (h), (j), (p), (q) and (x) (to the extent, with reference to clause (j) of this Section 7.01, the Borrower and the applicable Loan Party shall use commercially reasonable efforts to cause such leases, licenses, subleases or sublicenses to be subordinate to the lien of any Mortgage).

SECTION 7.02                    Investments.  Make or hold any Investments, except:

(a)                                  Investments by Holdings, the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b)                                 loans or advances to officers, directors and employees of Holdings, the Borrower and the Restricted Subsidiaries (i)  for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or after a Qualifying IPO, the Borrower or any Intermediate Holding Company) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed (x) prior to the Worldspan Closing Date, $5,000,000, and (y) on and after the Worldspan Closing Date, $7,250,000;

(c)                                  Investments (i) by Holdings, the Borrower or any Restricted Subsidiary in any Loan Party (excluding any new Restricted Subsidiary which becomes a Loan Party and excluding any Foreign Subsidiary), (ii) by any Restricted Subsidiary that is not a Loan Party in any other such Restricted Subsidiary that is also not a Loan Party and (iii) by the Borrower or any Restricted Subsidiary (A) in any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of such Investments in Persons that are not Loan Parties (together with, but without duplication of, the aggregate consideration paid in respect of Permitted Acquisitions of Persons that do not become Loan Parties pursuant to Section 7.02(i)(B), but with giving effect to any Investment permitted by Section 7.02(q)) shall not exceed (x) prior to the Worldspan Closing Date, $250,000,000, and (y) on and after the Worldspan Closing Date, $362,500,000 (in each case net of any return representing a return of capital in respect of any such Investment) or (B) in any Foreign Subsidiary that is a Loan Party, consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Borrower or such Restricted Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made, (C) in any Foreign Subsidiary, constituting an exchange of Equity Interests of such Foreign Subsidiary for Indebtedness of such Foreign Subsidiary or (D) constituting Guarantees of Indebtedness or other monetary obligations of Foreign Subsidiaries owing to any Loan Party, to the extent such Guarantees are permitted under Section 7.03 and (iv) by any Foreign Subsidiary that is a Loan Party in any other Foreign Subsidiary that is a Loan Party (other than any new Restricted Subsidiary that becomes a Loan Party);

(d)                                 Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)                                  Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively;

(f)                                    Investments (i) existing or contemplated on the date hereof and set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of any Investment permitted pursuant to this Section 7.02(f) is not materially increased from the amount of such Investment on the

Original Closing Date via the transfer of assets from any of Holdings or any Subsidiary thereof to such Investment;

(g)                                 Investments in Swap Contracts permitted under Section 7.03;

(h)                                 promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i)                                     the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of Holdings (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A)                                              subject to clause (B) below, a majority of all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be Guarantors and shall have complied with the requirements of Section 6.11, within the times specified therein (for the avoidance of doubt, this clause (A) shall not override any provisions of the Collateral and Guarantee Requirement);

(B)                                                the aggregate amount of consideration paid in respect of acquisitions of Persons that do not become Loan Parties (together with the aggregate amount of all Investments in Foreign Subsidiaries that are not Loan Parties pursuant to Section 7.02(c)(iii)(A), but with giving effect to any Investments permitted under Section 7.02(q)) shall not exceed (x) prior to the Worldspan Closing Date, $250,000,000, and (y) on and after the Worldspan Closing Date, $362,500,000 (net of any return representing a return of capital in respect of any such Investment);

(C)                                                the acquired property, assets, business or Person is in the same line of business as Holdings and the Subsidiaries, taken as a whole;

(D)                                               the board of directors (or similar governing body) of the Person to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);

(E)                                                 (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, Holdings, the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.11 for the Test Period in effect at the time such purchase or other acquisition is to occur (it being understood that if such purchase or other acquisition is to occur prior to the date that the March 31, 2007 Test Period is effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply) and, in the case of acquisitions the aggregate consideration which is in excess of (x) prior to the Worldspan Closing Date, $25,000,000, and (y) on and after the Worldspan Closing Date, $36,250,000, evidenced by a certificate from the Chief Financial Officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

(F)                                                 the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j)                                     the Transaction;

(k)                                  Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(l)                                     Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)                               loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 7.06(h), (i) or (j);

(n)                                 so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11 for the Test Period in effect at the time such Investment is being made (it being understood that if such Investment is to be made prior to the date that the March 31, 2007 Test Period is effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply), other Investments that do not exceed (i) prior to the Worldspan Closing Date, $250,000,000, and (ii) on and after the Worldspan Closing Date, $362,500,000, in the aggregate, net of any return representing return of capital in respect of any such investment and valued at the time of the making thereof; provided that, such amount shall be increased by (i) the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) that are Not Otherwise Applied and (ii) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such Investments) the Total Leverage Ratio is 5.00:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied;

(o)                                 advances of payroll payments to employees in the ordinary course of business;

(p)                                 Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests of Holdings (or the Borrower or an Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company);

(q)                                 Investments held by a Restricted Subsidiary (acquired after the Original Closing Date or of a corporation merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Original Closing Date), to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)                                    Guarantees by Holdings, the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s)                                  the Worldspan Acquisition; provided that such acquisition shall have been consummated in accordance with the terms of the Worldspan Merger Agreement, without giving effect to any amendments or waivers by the Borrower thereto that are materially adverse to the Lenders without the reasonable consent of the Agents; and

(t)                                    on and following the Orbitz IPO, any Investments in Orbitz TopCo, so long as the amount actually invested in Orbitz TopCo by Holdings or a Restricted Subsidiary does not increase upon and following the Orbitz IPO (it being understood that increases in the value of Orbitz TopCo upon and following the Orbitz IPO that do not result from Investments by Holdings or a Restricted Subsidiary in Orbitz TopCo shall be permitted by this clause (t));

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings.

SECTION 7.03                    Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of Holdings, the Borrower and any of its Subsidiaries under the Loan Documents;

(b)                                 Indebtedness (i) outstanding on the date hereof and listed on Schedule 7.03(b), provided that the letters of credit and surety bonds listed thereon must be backstopped by a Letter of Credit issued hereunder and, other than in respect of any letter of credit or any surety bond listed thereon or any drawing upon any such letter of credit or surety bond, any Permitted Refinancing thereof; and (ii) intercompany Indebtedness outstanding on the date hereof;

(c)                                  Guarantees by Holdings, the Borrower and  the Restricted Subsidiaries in respect of Indebtedness of Holdings, the Borrower or any Restricted Subsidiary otherwise permitted hereunder (except that a Restricted Subsidiary that is not a Loan Party may not, by virtue of this Section 7.03(c), Guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 7.03); provided that (A) no Guarantee by any Restricted Subsidiary of any Note or Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)                                 Indebtedness of Holdings, the Borrower or any Restricted Subsidiary owing to Holdings, the Borrower or any other Restricted Subsidiary to the extent constituting an Investment permitted by Section 7.02; provided that, all such Indebtedness of any Loan Party owed to any Person that is not a Loan Party shall be subject to the subordination terms set forth in Section 5.03 of the Security Agreement;

(e)                                  (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets, other than software; provided that such Indebtedness is incurred concurrently with or within two hundred and seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and (iii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clauses (i) and (ii); provided that the aggregate principal amount of Indebtedness outstanding at any one time pursuant to this Section 7.03(e) shall not exceed 5% of Total Assets at such time;

(f)                                    Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(g)                                 Indebtedness of the Borrower, Foreign Subsidiaries or Guarantors (i) assumed in connection with any Permitted Acquisition or (ii) incurred to finance a Permitted Acquisition, in each case, that is secured only by the assets or business acquired in the applicable Permitted Acquisition (including any acquired Equity Interests) and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom, (B) Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11 for the Test Period in effect at the time of the assumption or incurrence of such Indebtedness (it being understood that if such assumption or incurrence is to occur prior to the date that the March 31, 2007

Test Period has become effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply), and (C) the aggregate principal amount of such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof at any time outstanding pursuant to this paragraph (g) does not exceed (x) prior to the Worldspan Closing Date, $100,000,000, and (y) on and after the Worldspan Closing Date $145,000,000; provided that the aggregate amount of Indebtedness outstanding at Persons that are not Loan Parties pursuant to this clause (g) and clause (n) below shall not exceed $100,000,000 at any one time;

(h)                                 (i) Indebtedness of Holdings, the Borrower and the Restricted Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) incurred to finance a Permitted Acquisition and (ii) any Permitted Refinancing of the foregoing; provided, in each case that such Indebtedness and all Indebtedness resulting from any Permitted Refinancing thereof (v) is unsecured, (w) both immediately prior and after giving effect thereto, (1) no Default shall exist or result therefrom and (2) Holdings, the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenant set forth in Section 7.11 for the Test Period in effect at the time of the assumption or incurrence of such Indebtedness (it being understood that if such assumption or incurrence is to occur prior to the date that the March 31, 2007 Test Period has become effective, the level set forth in Section 7.11 for the March 31, 2007 Test Period shall be deemed to apply), (x) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the Maturity Date of the Term Loans (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (y) hereof); (y) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to the Borrower as the terms and conditions of the Notes as of the Original Closing Date; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and (z) with respect to such Indebtedness described in the immediately preceding clause (B) or any Permitted Refinancing thereof, is incurred by the Borrower or a Guarantor; provided further that notwithstanding anything contained in the Loan Documents to the contrary, (a) the maximum principal amount of all Indebtedness described in clause (A) of this paragraph (together with any Permitted Refinancing of Indebtedness in respect thereof) with respect to which a Restricted Subsidiary that is not a Guarantor may become liable shall be (x) prior to the Worldspan Closing Date, $100,000,000, and (y) on and after the Worldspan Closing Date, $145,000,000 and (b) the only obligors with respect to any Indebtedness incurred pursuant to clause (A) of this paragraph or any Permitted Refinancing of Indebtedness in respect thereof shall be of those Persons who were obligors of such Indebtedness immediately prior to such Permitted Acquisition.

(i)                                     Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(j)                                     Indebtedness to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings permitted by Section 7.06;

(k)                                  Indebtedness incurred by Holdings, the Borrower or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition to the extent constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l)                                     Indebtedness consisting of obligations of Holdings, the Borrower or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transaction and Permitted Acquisitions or any other Investment expressly permitted hereunder;

(m)                               Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(n)                                 Indebtedness in an aggregate principal amount not to exceed (i) prior to the Worldspan Closing Date, $250,000,000, and (ii) on and after the Worldspan Closing Date $362,500,000, at any time outstanding; provided that a maximum of (i) prior to the Worldspan Closing Date, $100,000,000, and (ii) on and after the Worldspan Closing Date, $145,000,000, in aggregate principal amount of such Indebtedness (less the aggregate principal amount of Indebtedness of Foreign Subsidiaries that are not Guarantors outstanding at any time under Section 7.03(g)) may be incurred by Foreign Subsidiaries that are not Guarantors;

(o)                                 Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)                                 Indebtedness incurred by Holdings, the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(q)                                 obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by Holdings, the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(r)                                    [Reserved];

(s)                                  Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(t)                                    Indebtedness in respect of the Notes and any Permitted Refinancing thereof; and

(u)                                 all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v) above.

SECTION 7.04                    Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                                  any Restricted Subsidiary may merge with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b)                                 (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders;

(c)                                  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor or a Borrower, then (i) the transferee must either be the Borrower or a Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)                                 so long as no Default exists or would result therefrom, the Borrower may merge with any other Person; provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(e)                                  so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(f)                                    so long as no Default exists or would result therefrom and no material assets have been transferred to such Subsidiaries from Holdings or any Subsidiary thereof from the Original Closing Date to the date of such dissolution or liquidation, the Subsidiaries listed on Schedule 7.04(f) may be dissolved or liquidated; and

(g)                                 so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05.

SECTION 7.05                    Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                                  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(b)                                 Dispositions of inventory and immaterial assets in the ordinary course of business;

(c)                                  Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d)                                 Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Guarantor or a Borrower (i) the transferee thereof must either be a Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)                                  Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(f)                                    Dispositions of property (other than IP Collateral) pursuant to sale-leaseback transactions; provided that (i) with respect to such property owned by Holdings, the Borrower and its Restricted Subsidiaries on the Original Closing Date, the fair market value of all property so Disposed of after the Original Closing Date (taken together with the aggregate book value of all property Disposed of pursuant to Section 7.05(j)) shall not exceed five percent (5%) of Total Assets per year and (ii) with respect to such property acquired by Holdings, the Borrower or any Restricted Subsidiary after the Original Closing Date, the applicable sale-leaseback transaction occurs within two hundred and seventy (270) days after the acquisition or construction (as applicable) of such property;

(g)                                 Dispositions in the ordinary course of business of Cash Equivalents;

(h)                                 leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Borrower and the Restricted Subsidiaries;

(i)                                     transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j)                                     Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (j) (taken together with the aggregate fair market value of all property Disposed of pursuant to Section 7.05(f)) shall not exceed five percent (5%) of Total Assets per year and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of (x) prior to the Worldspan Closing Date, $10,000,000, and (y) on and after the Worldspan Closing Date, $14,500,000, Holdings, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(s) and clauses (i) and (ii) of Section 7.01(u)); provided, however, that for the purposes of this clause (iii), (A) any liabilities (as shown on Holdings’, the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings, the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which Holdings, the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by Holdings, the Borrower or such Restricted Subsidiary from such transferee that are converted by Holdings, the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition and (C) any Designated Non-Cash Consideration received by Holdings, the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of 2.5% of Total Assets (as such term is defined in the Senior Notes Indenture as of the Original Closing Date) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash;

(k)                                  any Disposition of any Subsidiary listed on Schedule 7.05(k) as amended on the Second Amendment and Restatement Effective Date, so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Original Closing Date to the date of such Disposition;

(l)                                     Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(m)                               any Disposition of any Subsidiary listed on Schedule 7.05(m) to any wholly owned Subsidiary that is not a Loan Party so long as no material assets are transferred to any such Subsidiary from Holdings or any Subsidiary thereof from the Original Closing Date to the date of such Disposition;

(n)                                 any Disposition of common Equity Interests of Orbitz TopCo occurring upon the consummation of the Orbitz IPO, so long as:

(i)                             (x) the Net Cash Proceeds of such Disposition shall be used to prepay Term Loans pursuant to Section 2.05(b)(ii)(A) and (y) the Net Cash Proceeds (other than amounts funded solely under any revolving credit facility of Orbitz TopCo or any of its Subsidiaries) of the first transaction or first series of related transactions whereby Orbitz TopCo or any of its Subsidiaries incurs or guarantees material Indebtedness upon, in connection with or after the consummation of the Orbitz IPO shall be used to prepay Term Loans pursuant to Section 2.05(b)(ii)(A); provided that, without derogation of any obligations of the Loan Parties in clauses (x) or (y) of this Section 7.05(n), in no event shall the amount applied to prepay Term Loans with the Net Cash Proceeds referred to in clauses (x) and (y) of this Section 7.05(n) be less than the amount necessary to prepay the Dollar Equivalent of $775,000,000 in principal amount of Term Loans plus any accrued and unpaid interest thereon; provided further that once the Borrower has applied the Net Cash Proceeds referred to in clauses (x) and (y) to prepay the Term Loans in an amount of not less than the Dollar Equivalent of $775,000,000, an aggregate principal amount of up to $100,000,000 of additional Net Cash Proceeds referred to in clauses (x) and (y) shall not be required to be used to prepay Term Loans.

(ii)                          Substantially simultaneously with the consummation of the Orbitz IPO, the Borrower shall be able to declare, and it shall have declared, Orbitz TopCo and its Subsidiaries as Unrestricted Subsidiaries in accordance with the requirements of Section 6.14; and

(o)                                 any Disposition of Equity Interests of Orbitz TopCo following the Orbitz IPO; provided that if the Total Leverage Ratio as of the last day of the immediately preceding Test Period as determined on a Pro Forma Basis (as set forth on a certificate of a Responsible Officer provided by the Borrower) is (x) greater than or equal to 4.0:1.0, 100% of the Net Cash Proceeds of such Disposition shall be subject to Section 2.05(b)(ii), (y) less than 4.0:1.0 and greater than or equal to 3.0:1.0, 50% of the Net Cash Proceeds shall be subject to Section 2.05(b)(ii) and (z) less than 3.0:1.0, 0% of the Net Cash Proceeds of such Disposition shall be subject to Section 2.05(b)(ii);

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e) and (m) and except for Dispositions from a Loan Party to another Loan Party), shall be for no less than the fair market value of such property at the time of such Disposition.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than Holdings, the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Borrower that such Disposition is permitted by this Agreement, the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing. The Disposition comprising the Orbitz IPO shall be made pursuant to Section 7.05(n) and not any other provision of Section 7.05.

SECTION 7.06                    Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except:

(a)                                  each Restricted Subsidiary may make Restricted Payments to Holdings, the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings, the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b)                                 Holdings, the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c)                                  [Reserved];

(d)                                 Restricted Payments made on the Original Closing Date to consummate the Original Closing Date Transactions;

(e)                                  to the extent constituting Restricted Payments, Holdings, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Section 7.08(f);

(f)                                    repurchases of Equity Interests in Holdings, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(g)                                 Holdings (or the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings (or of any such parent of Holdings or of the Borrower or any Intermediate Holding Company after a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) by any future, present or former employee or director of Holdings (or any direct or indirect parent of Holdings) or any of its Subsidiaries pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of Holdings or any of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (g) shall not exceed (x) prior to the Worldspan Closing Date, $20,000,000, and (y) on and after the Worldspan Closing Date, $29,000,000, in any calendar year (which shall increase to (x) prior to the Worldspan Closing Date, $25,000,000, and (y) on and after the Worldspan Closing Date, $36,250,000 subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of (x) prior to the Worldspan Closing Date, $25,000,000, and (y) on and after the Worldspan Closing Date, $36,250,000 in any calendar year (which shall increase to (x) prior to the Worldspan Closing Date, $50,000,000, and (y) on and after the Worldspan Closing Date, $72,500,000, subsequent to the consummation of a Qualifying IPO of Holdings, the Borrower or such Intermediate Holding Company, as the case may be)); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(i)                                                 the Net Cash Proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of Holdings and, to the extent contributed to Holdings, Equity Interests of any of Holdings’ direct or indirect parent companies, in each case to members of management, directors or consultants of Holdings, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Original Closing Date, to the extent the Net Cash Proceeds from the sale of such Equity Interests have been Not Otherwise Applied to the payment of Restricted Payments by virtue of Section 7.06(i); plus

(ii)                                              the Net Cash Proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries Not Otherwise Applied; less

(iii)                                           the amount of any Restricted Payments previously made with the cash proceeds described in clauses (i) and (ii) of this Section 7.06(g);

and provided further that cancellation of Indebtedness owing to Holdings from members of management of Holdings, any of Holdings’ direct or indirect parent companies or any of Holdings’ Restricted Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(h)                                 the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i)                                                 the proceeds of which will be used to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings (or such parent) attributable to Holdings, the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii)                                              the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent of Holdings to pay) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed (x) prior to the Worldspan Closing Date, $3,000,000, and (y) on and after the Worldspan Closing Date, $4,350,000, in any fiscal year plus any reasonable and customary indemnification claims made by directors or officers of Holdings (or any parent thereof) attributable to the ownership or operations of the Borrower and its Subsidiaries;

(iii)                                           the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its (or any of its direct or indirect parents’) corporate existence;

(iv)                                          the proceeds of which shall be used by Holdings to make Restricted Payments permitted by Section 7.06(g);

(v)                                             to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Restricted Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.11; and

(vi)                                          the proceeds of which shall be used by Holdings to pay (or to make Restricted Payments to allow any direct or indirect parent thereof to pay) customary fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering permitted by this Agreement;

(i)                                     in addition to the foregoing Restricted Payments and so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to make additional Restricted Payments, in an aggregate amount, together with the aggregate amount of (1) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings made pursuant to Section 7.13(a)(iv) and (2) loans and advances to Holdings made pursuant to Section 7.02(m) in lieu of Restricted Payments permitted by this clause (i), not to exceed the sum of (i) (x) prior to the Worldspan Closing Date, $100,000,000, and (y) on and after the Worldspan Closing Date, $145,000,000, (ii) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) that are Not Otherwise Applied and (iii) if the Total Leverage Ratio as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such additional Restricted Payments) is 5.00:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.  For the purpose of this Agreement, “Cumulative Excess Cash Flow” means the sum of Excess Cash Flow (but not less than zero in any period) for the fiscal year ending on December 31, 2007 and Excess Cash Flow for each succeeding and completed fiscal year (it being understood that no Excess Cash Flow generated during any period shall be deemed to be Cumulative Excess Cash Flow until the financial statements for such period are delivered pursuant to Section 6.01(a)); and

(j)                                     Holdings or the Borrower may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings.

(k)                                  Restricted Payments made on the Worldspan Closing Date to consummate the Worldspan Transactions;

SECTION 7.07                    Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

SECTION 7.08                    Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of Holdings whether or not in the ordinary course of business, other than (a) transactions among Loan Parties or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to Holdings, the Borrower or such Restricted Subsidiary as would be obtainable by Holdings, the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses related to the Transaction,

(d) the issuance of Equity Interests to the management of Holdings or any of its Subsidiaries in connection with the Transaction, (e) the payment of management and monitoring fees to the Sponsor in an aggregate amount in any fiscal year not to exceed the amount permitted to be paid pursuant to the Sponsor Management Agreement as in effect on the date hereof and any Sponsor Termination Fees not to exceed the amount set forth in the Sponsor Management Agreement as in effect on the date hereof and related indemnities and reasonable expenses, (f) equity issuances, repurchases, retirements or other acquisitions or retirements of Equity Interests by Holdings permitted under Section 7.06, (g) loans and other transactions by Holdings, the Borrower and the Restricted Subsidiaries to the extent permitted under this Article 7, (h) employment and severance arrangements between Holdings, the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (i) payments by Holdings (and any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, (j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings, the Borrower and the Restricted Subsidiaries, (k) transactions pursuant to permitted agreements in existence on the Original Closing Date and set forth on Schedule 7.08 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (l) dividends, redemptions and repurchases permitted under Section 7.06, and (m) customary payments by Holdings, the Borrower and any Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of Holdings in good faith.

SECTION 7.09                    Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary; provided further that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) or 7.03(g) to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Indebtedness incurred pursuant to Section 7.03(g) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10                    Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, in a manner inconsistent with the uses set forth in the preliminary statements to this Agreement.

SECTION 7.11                    Maximum Total Leverage Ratio.  Permit the Total Leverage Ratio as of any date set forth below to be greater than the ratio set forth below opposite such date:

Fiscal Year	March 31	June 30	September 30	December 31
2007	7.75:1	7.60:1	7.50:1	7.25:1
2008	7.25:1	7.25:1	7.00:1	6.75:1
2009	6.75:1	6.75:1	6.50:1	6.00:1
2010	6.00:1	6.00:1	5.75:1	5.50:1
2011	5.50:1	5.50:1	5.25:1	5.00:1
2012	5.00:1	4.75:1	4.50:1	4.00:1
2013	4.00:1	3.75:1	3.50:1	3.25:1
Thereafter	3.25:1

SECTION 7.12                    Accounting Changes.  Make any change in fiscal year; provided, however, that Holdings may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

SECTION 7.13                    Prepayments, Etc. of Indebtedness.

(a)                       Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Senior Subordinated Notes, any subordinated Indebtedness incurred under Section 7.03(h) or any other Indebtedness that is required to be subordinated to the Obligations pursuant to the terms of the Loan Documents (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if applicable, is permitted pursuant to Section 7.03(h)), to the extent not required to prepay any Loans or Facility pursuant to Section 2.05(b), or of any Indebtedness of Holdings, (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent permitted by the Collateral Documents and (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity in an aggregate amount, together with the aggregate amount of (1) Restricted Payments made pursuant to Section 7.06(i) and (2) loans and advances to Holdings made pursuant to Section 7.02(m), not to exceed the sum of (i) (x) prior to the Worldspan Closing Date, $100,000,000, and (y) on and after the Worldspan Closing Date, $145,000,000, (ii) the amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) made within eighteen (18) months prior thereto that are Not Otherwise Applied and (iii) if, as of the last day of the immediately preceding Test Period (after giving Pro Forma Effect to such prepayments, redemptions, purchases, defeasances and other payments) the Total Leverage Ratio is 5.00:1 or less, the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(b)                      Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Arrangers.

SECTION 7.14                    Equity Interests of the Borrower and Restricted Subsidiaries.  Permit any Domestic Subsidiary that is a Restricted Subsidiary to become a non-wholly owned Subsidiary, except to the extent such Restricted Subsidiary continues to be a Guarantor or in connection with a sale of all of such Restricted Subsidiary or the designation of an Unrestricted Subsidiary pursuant to Section 6.14.

SECTION 7.15                    Holding Company; Foreign Subsidiaries.  In the case of Holdings and Intermediate Parent,  conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower and the Foreign Holdco or other Foreign Subsidiaries, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Purchase Agreement and the other agreements contemplated by the Purchase Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7 or (v) any transaction that Holdings or Intermediate Parent is permitted to enter into or consummate under this Article 7.

ARTICLE VIII

Events of Default and Remedies

SECTION 8.01                    Events of Default.  Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)                                 Specific Covenants.  Holdings or the Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a) or 6.05(a) (solely with respect to Holdings and the Borrower) or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.05; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)                                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Secured Hedge Agreements, termination events or equivalent events pursuant to the terms of such Secured Hedge Agreements), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and (x) continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a  period of sixty (60) consecutive days; or

(i)                                     ERISA.  (i)  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that could reasonably be expected to result in a Material Adverse Effect; or

(j)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral Documents.  (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 of the Original Credit Agreement or 4.02 hereof or 6.11 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (ii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to the Security Agreement free of Liens other than Liens created by the Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(m)                               Junior Financing Documentation.  (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable.

SECTION 8.02                    Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)                                  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)                                  require that the Borrower Cash Collateralize the Revolving L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03                    Exclusion of Immaterial Subsidiaries.  Solely for the purpose of determining whether a Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Restricted Subsidiary or Loan Party shall be deemed not to include any Restricted Subsidiary affected by any event or circumstances referred to in any such clause that did not, as of the last day of the most recent completed fiscal quarter of Holdings, have assets with a value in excess of 5% of the consolidated total assets of Holdings, Borrower and the Restricted Subsidiaries and did not, as of the four quarter period ending on the last day of such fiscal quarter, have revenues exceeding 5% of the total revenues of Holdings, the Borrower and the Restricted Subsidiaries (it being agreed that all Restricted Subsidiaries affected by any event or circumstance referred to in any such clause shall be considered together, as a single consolidated Restricted Subsidiary, for purposes of determining whether the condition specified above is satisfied).

SECTION 8.04                    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, the Swap Termination Value under Secured Hedge Agreements and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

SECTION 8.05                    Borrower’s Right to Cure.

(a)                          Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default resulting from a violation of the covenant set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings or an Intermediate Holding Company (or, following a Qualifying IPO, the Borrower) may engage in a Permitted Equity Issuance to any of the Equity Investors and apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower through capital contribution of such Net Cash Proceeds by Holdings or an Intermediate Holding Company to the Borrower no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder, (ii) are Not Otherwise Applied and (iii) do not exceed the aggregate amount necessary to cure such Event of Default from a violation of the covenant set forth in Section 7.11 for any applicable period.  The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to any amounts other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence.

(b)                     In each period of four fiscal quarters, there shall be at least two (2) consecutive fiscal quarters in which no cure set forth in Section 8.05(a) is made.

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01                    Appointment and Authorization of Agents.

(a)                          Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                         Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)                          The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(d)                         The Administrative Agent shall also act as the deposit account agent for the Post-First Amendment and Restatement Synthetic L/C Issuer and the Post-First Amendment and Restatement Synthetic L/C Lenders, and each of the Post-First Amendment and Restatement Synthetic L/C Lenders (in its capacities as a Lender and Post-First Amendment and Restatement Synthetic L/C Issuer (if applicable)) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of and to take such actions on its behalf and to exercise such powers and discretion as are reasonably incidental thereto.

SECTION 9.02                    Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowing or payment in Alternative Currencies, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03                    Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04                    Reliance by Agents.

(a)                          Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)                         For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Second Amendment and Restatement Effective Date specifying its objection thereto.

SECTION 9.05                    Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the

Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06                    Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07                    Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower, provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08       Agents in their Individual Capacities.  UBS AG, Stamford Branch and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though UBS AG, Stamford Branch were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, UBS AG, Stamford Branch or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, UBS AG, Stamford Branch shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include UBS AG, Stamford Branch in its individual capacity.

SECTION 9.09       Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the

Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10           Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(g) and (h), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11           Collateral and Guaranty Matters.  The Lenders irrevocably agree that:

(a)           any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than Holdings, the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)           any Guarantor shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of the High Yield Notes or any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12       Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “co-documentation agent”, “joint bookrunner” or “arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each

Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13           Appointment of Supplemental Administrative Agents.

(a)           It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)           In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)           Should any instrument in writing from the Borrower, Holdings or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower or Holdings, as applicable, shall, or shall cause such Loan

Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01     Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a)           extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.03 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)           postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in the rate; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)           change any provision of this Section 10.01, the definition of “Required Lenders” or “Pro Rata Share” or Section 2.06(c), 8.04 or 2.13 without the written consent of each Lender affected thereby;

(e)           other than in a transaction permitted under Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)            other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender; or

(g)           change the currency in which any Loan is denominated of any Loan without the written consent of the Lender holding such Loans;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) the consent of Lenders holding more than 50% of any Class of Commitments shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Dollar Term Loans, the Euro Term Loans, the Revolving Credit Loans and the Post-First Amendment and Restatement Synthetic L/C Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Dollar Replacement Term Loans or Euro Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Dollar Term Loans (“Dollar Refinanced Term Loans”) or Euro Term Loans (“Euro Refinanced Term Loans”) with a replacement

Dollar term loan tranche denominated in Dollars (“Dollar Replacement Term Loans”) or Euro term loan tranche denominated in Euros (“Euro Replacement Term Loans”), respectively, hereunder; provided that (a) the aggregate principal amount of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not exceed the aggregate principal amount of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, (b) the Applicable Rate Dollar Replacement Term Loans or Euro Replacement Term Loans (or similar interest rate spread applicable to such Dollar Replacement Term Loans or Euro Replacement Term Loans, respectively) shall not be higher than the Applicable Rate for such Dollar Refinanced Term Loans or Euro Refinanced Term Loans (or similar interest rate spread applicable to such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively) immediately prior to such refinancing, (c) the Weighted Average Life to Maturity of such Dollar Replacement Term Loans or Euro Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Dollar Replacement Term Loans or Euro Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Dollar Replacement Term Loans or Euro Replacement Term Loans than, those applicable to such Dollar Refinanced Term Loans or Euro Refinanced Term Loans, respectively, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 10.02         Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)           Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03     No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04     Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) if the Second Amendment and Restatement Effective Date occurs, to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and local and foreign counsel, and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent  in its sole discretion.

SECTION 10.05     Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Second Amendment and Restatement Effective Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06     Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

SECTION 10.07         Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment (which, in the case of an assignment of any portion of a Post-First Amendment and Restatement Synthetic L/C Commitment, must include an assignment of an equal portion of such Lender’s interest in its Post-First Amendment and Restatement Credit-Linked Deposit, the Post-First Amendment and Restatement Synthetic L/C Loans and participations in Post-First Amendment and Restatement Synthetic L/C Obligations) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee;
(B)             the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan or a portion of the Post-First Amendment and Restatement Synthetic L/C Facility to another Lender, an Affiliate of a Lender or an Approved Fund;
(C)             each Principal L/C Issuer at the time of such assignment, provided that no consent of the Principal L/C Issuers shall be required for any assignment of a Term Loan or any assignment to an Agent or an Affiliate of an Agent; and
(D)            in the case of any assignment of any of the Dollar Revolving Credit Facility, the Swing Line Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A)           except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of the Revolving Credit Facilities) or $1,000,000 (in the case of a Term Loan or a portion of the Post-First Amendment and Restatement Synthetic L/C Facility) unless each of the Borrower and the Administrative Agent otherwise consents, provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;
(B)             the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and
(C)             the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)           Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 10.15), 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c).  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)            A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(g)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified, in consultation with the Borrower, a successor L/C Issuer or Swing Line Lender willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)           In the case of any assignment pursuant to paragraph (b) above by a Post-First Amendment and Restatement Synthetic L/C Lender, the Post-First Amendment and Restatement Credit-Linked Deposit of the assignor Post-First Amendment and Restatement Synthetic L/C Lender shall not be released, but shall instead be purchased by the relevant assignee and continue to be held for application (to the extent not already applied) in accordance with this Agreement to satisfy such assignee’s obligations in respect of the Post-First Amendment and Restatement Synthetic L/C Exposure.

SECTION 10.08     Confidentiality.  Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder.  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09     Setoff.  In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates and each L/C Issuer and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or such L/C Issuer and its Affiliates, as the case may be, to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or such L/C Issuer and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness.  Each Lender and L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender or L/C Issuer, as the case may be; provided, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, each Lender and each L/C Issuer under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender and such L/C Issuer may have.

SECTION 10.10     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.11     Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12     Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13     Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

SECTION 10.14     Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15             Tax Forms.

(a)           (i)  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Second Amendment and Restatement Effective Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States federal withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall, to the extent it may lawfully do so, (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in the Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)           Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative

Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States federal withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)          The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv)          The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)           Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Second Amendment and Restatement Effective Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16             GOVERNING LAW.

(a)           THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

SECTION 10.17     WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18     Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19     Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable Law).

SECTION 10.20     Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provision of this Section 10.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.21     USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.22     Agent for Service of Process.  The Borrower agrees that promptly following request by the Administrative Agent it shall cause each material Foreign Subsidiary or for whose account a Letter of Credit is issued to appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City on behalf of such material Foreign Subsidiary.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TRAVELPORT LLC,
as Borrower,

By:	/s/ Kevin P. Monaco
Name: Kevin P. Monaco
Title: Senior Vice President &
Treasurer

TRAVELPORT LIMITED,
as Holdings

By:	/s/ Kevin P. Monaco
Name: Kevin P. Monaco
Title: Senior Vice President &
Treasurer

WALTONVILLE LIMITED,
as Intermediate Parent

By:	/s/ Kevin P. Monaco
Name: Kevin P. Monaco
Title: Senior Vice President &
Treasurer

UBS AG, Stamford Branch, as Administrative Agent, as an L/C Issuer

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

UBS LOAN FINANCE LLC, as a Lender and as Swing Line Lender

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title:Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

UBS SECURITIES LLC, as Co-Lead Arranger and Joint Bookrunner

By:	/s/ Richard L. Tavrow
Name: Richard L. Tavrow
Title: Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

CREDIT SUISSE SECURITIES (USA) LLC, as Syndication Agent, Co-Lead Arranger and Joint Bookrunner

By:	/s/ James S. Finch
Name: James S. Finch
Title: Managing Director

LEHMAN BROTHERS INC., as Joint Bookrunner and Co-Documentation Agent

By:	/s/ William J. Hughes
Name: William J. Hughes
Title: Managing Director

J.P. MORGAN SECURITIES INC., as Co-Documentation Agent and Joint Bookrunner,

By:	/s/ Jack D. Smith
Name: Jack D. Smith
Title: Vice President

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Richard C. Smith
Name: Richard C. Smith
Title: Executive Director

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Documentation Agent, Joint Bookrunner and as Lender

By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory